CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Exhibit 4.9

Confidential

Date: 2 February 2021

(1) FASTEN CY LIMITED

and

(2) MLU B.V.

NEW SHARE PURCHASE AGREEMENT
for the sale and purchase of the issued share
capital of Axelcroft Limited

Table of Contents

Page

1. DEFINITIONS AND INTERPRETATION1

2. SALE AND PURCHASE OF THE SALE SHARES18

3. CONSIDERATION19

4. COMPLETION CONSIDERATION; ADJUSTMENT21

5. INTEGRATION CONSIDERATION ADJUSTMENT; INTEGRATION PERIOD23

6. WITHHOLDING AND SET-OFF; RECOURSE24

7. COMPLETION26

8. SELLER WARRANTIES AND INDEMNITIES27

9. BUYER WARRANTIES30

10. LIMITATION OF THE SELLER’’S LIABILITY31

11. CLAIMS35

12. LIMITATION OF THE BUYER’S LIABILITY36

13. RESTRICTIVE COVENANTS39

14. COVENANTS AND UNDERTAKINGS41

15. ANNOUNCEMENTS43

16. CONFIDENTIALITY44

17. FURTHER ASSURANCE46

18. GOVERNING LAW AND DISPUTE RESOLUTION46

19. MISCELLANEOUS48

SCHEDULES

SCHEDULE 1 INFORMATION ABOUT THE SELLER AND THE GROUP

SCHEDULE 2 COMPLETION STATEMENT PRINCIPLES

SCHEDULE 3 FORM OF THE DRAFT COMPLETION STATEMENT

SCHEDULE 4 EMPLOYEE MATTERS

SCHEDULE 5 TAX INDEMNITY

SCHEDULE 6 COMPLETION ARRANGEMENTS

SCHEDULE 7 SELLER WARRANTIES

SCHEDULE 8 BUYER WARRANTIES

SCHEDULE 9 THE PROPERTIES

SCHEDULE 10 THE INTELLECTUAL PROPERTY RIGHTS

SCHEDULE 11 INFORMATION TECHNOLOGY

SCHEDULE 12 POST-COMPLETION INTEGRATION

SCHEDULE 13 GROUP TELEPHONE NUMBERS

SCHEDULE 14 COUNTRIES LIST

i

THIS NEW SHARE PURCHASE AGREEMENT (this “Agreement”) is dated 2 February 2021 and is made BETWEEN:

1.

FASTEN CY LIMITED, a limited liability company incorporated and existing under the laws of the Republic of Cyprus under registration number HE 355819, having its registered office at Afentrikas 3, Office 302, 6018, Larnaca, Cyprus, with further particulars set out in Part A of Schedule 1 (Information about the Seller and the Group) (the “Seller”); and

2.

MLU B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated and existing under the laws of the Netherlands, having its corporate seat at Amsterdam, its registered office at Schiphol Boulevard 165, 1118 BG Schiphol, the Netherlands and registered with the trade register of the Chamber of Commerce under number 69160899 (the “Buyer”), each a “Party” and together the “Parties”.

BACKGROUND

(A)	The Parties entered into a share purchase agreement dated as of 14 July 2019, as amended as of 16 March 2020, 3 April 2020 and 1 August 2020 (the “Original Agreement”), in respect of the purchase and sale of shares in the capital of the Company (as defined therein). The Parties terminated the Original Agreement pursuant to a deed of termination dated as of the date hereof, and have entered into this Agreement in respect of the alternative set of transactions set forth herein.
(B)	As of the date of this Agreement, the Seller is the sole legal and beneficial owner of one hundred per cent. (100%) of the total issued and outstanding share capital of Axelcroft Limited, a limited liability company incorporated and existing under the laws of the Republic of Cyprus under registration number HE 397714, having its registered office at Afentrikas 3, Office 302, 6018, Larnaca, Cyprus (the “Company”) (having the particulars set out in Part B of Schedule 1 (Information about the Seller and the Group)). The Seller also owns and Controls (as defined below) directly and indirectly (through the Company) the Group Companies (as defined below), the particulars of which are set out in Part C of Schedule 1 (Information about the Seller and the Group). The Group Companies are engaged in Business (as defined below).
(C)	The Seller has agreed to sell to the Buyer at Completion the shares in the Company constituting in the aggregate one hundred per cent. (100%) of the total issued and outstanding share capital of the Company (the “Sale Shares”), and the Buyer has agreed to purchase the Sale Shares for the consideration stated below, in each case upon and subject to the terms and conditions of this Agreement.

IT IS HEREBY AGREED:

1.DEFINITIONS AND INTERPRETATION
1.1	Definitions. In this Agreement (including its Schedules), unless the context requires otherwise, the following words and terms shall have the following meanings:

“Accounts” means the audited consolidated accounts of the Group as at, and for the period starting from [***] and ending on, the Accounts Date, comprising the consolidated balance sheet, profit and loss account and cash flow statement of the Group, accompanied by the auditor’s report, prepared in accordance with the IFRS and Applicable Law;

“Accounts Date” means [***];

“Affiliate” means, in relation to any person (the “first person”):

(a)	a person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the first person;
(b)	is an executive officer, director or employee of such person;
(c)	a legal entity that shares the same investment management or investment advisory company with, or acts solely as bare nominee holder on behalf of the first person, or a fund for which the first person acts as bare nominee;
(d)	upon any liquidation or other dissolution of the first person which is not a natural person, any person that is a beneficial owner of the interests held in the entity being liquidated or dissolved;
(e)	with respect to a first person that is a natural person, any person that is a member of his/her Family; and
(f)	without limitation, each of [***] (as each defined in Part A of Schedule 1 (Information about the Seller and the Group)) shall be deemed Affiliates of each other;

provided, however, that for the purposes of this Agreement (a) the Seller shall not be deemed an Affiliate of the Buyer nor, after Completion, of any Group Company, and (b) after Completion, the Buyer shall be deemed an Affiliate of the Group Companies;

“Agreed Completion Statement” has the meaning given to it in paragraph 3.1(b) of Schedule 2 (Completion Statement Principles);

“Agreed Software” means (a) [***] and (b) [***] to be installed on (i) the Servers, (ii) computers used by the AMP Employees and (iii) such other computers as are shown in the Inventory Lists as having [***] installed;

“Agreed Software Costs” has the meaning given to it in Clause 14.5.1;

“Agreed Software Licences” has the meaning given to it in Clause 14.5.1;

“Agreed Statement” has the meaning given to it in Clause 19.1.2;

“AMP Employee” means a Transferred Employee holding an administrative and/or management position at a Group Company;

“Announcement” means any public announcement, communication or circular, including any document, statement or disclosure published, issued or made;

“Applicable Law” means any law, statute, order, decree, binding decision, licence, permit, consent, approval, agreement, or regulation of any Governmental Authority having jurisdiction over the matter or person in question, or other legislative or administrative action of a Governmental Authority, or a final, binding, or executive decree, injunction, judgment or order of a court that affects and has the authority to affect the matter or person in question;

“A/R Dispute Notice” has the meaning given to it in Clause 4.6.2;

“A/R Shortfall” has the meaning given to it in Clause 4.6.1;

“A/R Statement” has the meaning given to it in Clause 4.6.1;

“Auditors” means PricewaterhouseCoopers (“PWC”), as auditor of the Company in connection with the Accounts;

“Big Four Firm” means Deloitte Touche Tohmatsu, EY, KPMG, PWC, or any successor in title to any of their respective accounting and/or valuation businesses;

“Business” means the business of (i) the booking and provision of information services for arranging passenger and cargo transportation through telecommunication (including, but not limited to, over the Internet, communication devices and/or mobile applications), (ii) taxi ride-hailing, ride-sharing services and related services for the arrangement of passenger and cargo transportation, in each case in the Russian Federation, as carried out by the Former Group as of the date of this Agreement.  The Parties acknowledge and agree that Business includes the Vezet Dobro Business as conducted as of the date of this Agreement;

“Business Day” means a day other than a Saturday or Sunday or public holiday on which banks are ordinarily open for the transaction of normal banking business in Nicosia, Cyprus; Moscow, Russian Federation, or Amsterdam, the Netherlands (save in Clause 19.10, where “Business Day” shall have the meaning given to it in Clause 19.10.2);

“Business IPR” means all Intellectual Property Rights which are used as of the date of this Agreement or which have been used [***] in relation to the business of any Group Company;

“Business IT” means all Information Technology which is owned, used or held for use by any Group Company (excluding “shrink wrapped”, “click wrapped” or other software commercially available off the shelf);

“Buyer Documents” means the deeds, agreements and other documents referred to in this Agreement which have been, or which are to be, executed by or on behalf of the Buyer or to which the Buyer is otherwise a party;

“Buyer Protected Information” has the meaning given to it in Clause 16.1.1;

“Buyer Related Person” means any Buyer Group Company and/or any director, officer, employee, consultant, contractor, agent or adviser of any Buyer Group Company (and any director, member, partner, officer or employee of any such person);

“Buyer Warranties” means the warranties given by the Buyer to the Seller as set out in Schedule 8 (Buyer Warranties);

“Buyer’s Cypriot Counsel” means E & G Economides LLC with an office at 17 Gr. Xenopoulou Street, 3106 Limassol, Cyprus, P.O. Box 58043, 3730 Limassol, Cyprus;

“Buyer’s Deal Team” means any of the following individuals: [***] (in respect of the Tax Warranties), [***] (in respect of the Seller Warranties set out in paragraph 17 of Part A of Schedule 7 (Seller Warranties)), [***], and [***];

“Buyer’s Disagreement Notice” has the meaning given to it in paragraph 3.1(b) of Schedule 2 (Completion Statement Principles);

“Buyer’s Group” means:

(a)	the Buyer; and
(b)	each person which is for the time being (whether on or after the date of this Agreement):
(i)	a shareholder of the Buyer; and
(ii)	holding company of the Buyer, any subsidiary of the Buyer (including, for the avoidance of doubt, the Group Companies after Completion) or any such holding company, and the ultimate beneficial owners of the Buyer and any Affiliates of such ultimate beneficial owners, and a “Buyer Group Company” shall be construed accordingly;

“Buyer’s Immediate Group” means the Buyer and all subsidiaries of the Buyer and “Buyer Immediate Group Company” means any of them;

“Buyer’s Relief” means:

(a)	any Relief to the extent that it has been shown as an asset or taken into account in reducing a provision for deferred tax in the Accounts;
(b)	any Relief to the extent that it arises in the Ordinary Course of Business between the Accounts Date and Completion; or
(c)	any Relief to the extent that it arises to a Group Company in respect of a period beginning after Completion; or in respect of a transaction contemplated hereunder (including for the avoidance of doubt any Relevant Change of Law) occurring or deemed to have occurred after Completion;

“CA 2006” means the Companies Act 2006;

“Call Centre” means each of the call centres operated by [***];

“Claim” means any claim by the Buyer or, in case of an Indemnity Claim, by any other Indemnified Person, in each case against the Seller under or in connection with this Agreement;

“Cluster Switch Date” has the meaning given to it in Annex 7 to Schedule 12 (Post-Completion Integration);

“Collected A/R” has the meaning given to it in Clause 4.6.1;

“Company” has the meaning given to it in Recital (B);

“Company Debenture” means the debenture entered into by the Company as chargor [***] as chargee on 17 March 2020;

“Company Guarantee” means the Guarantee entered into by the Company as guarantor [***] as lender on 17 March 2020;

“Company Related Person” means any Group Company and/or any Director, officer, Employee, or management company of any Group Company;

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with Clause 7 (Completion);

“Completion Cash Balance” has the meaning given in paragraph 1.2 of Schedule 2 (Completion Statement Principles);

“Completion Consideration” means the cash sum of [***];

“Completion Date” means the date on which Completion occurs;

“Completion Date A/R” means the accounts receivable of the Group outstanding as of the end of the Completion Date but solely to the extent such accounts receivable were actually included as Current Assets in the final calculation of the Working Capital in accordance with Clause 4.3 as set out in the Agreed Completion Statement;

“Completion Debt” has the meaning given in paragraph 1.3 of Schedule 2 (Completion Statement Principles);

“Conduct Notice” has the meaning given to it in paragraph 7.2 of Schedule 5 (Tax Indemnity);

“Confidential Information” means any proprietary and confidential information, and may include commercial, business, financial, operational, technical, administrative, marketing or other information (including intellectual property, information relating to existing or new products or services (or those in development), business opportunities, trade secrets, information relating to potential and actual business transactions, business plans, designs, formulae, processes, methods, lists, models, concepts and know-how, and information relating to past, present or potential future customers, clients and suppliers);

“Contract” has the meaning given to it in paragraph 10.1.1 of Part A of Schedule 7 (Seller Warranties);

“Control” means, with respect to any person, (a) the possession, directly or indirectly, of power to direct or cause the direction of management and policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such person; (b) the ability, whether exercised or held directly or indirectly, to exercise more than fifty per cent. (50%) of the votes at any general meeting (or equivalent) of such person; or (c) the ability to appoint more than fifty per cent. (50%) of the members to the board of directors (or the closest equivalent governing body) of such person; and the correlative terms “Controlled” and “by and under common Control with” shall be similarly construed;

“Data Protection Legislation” means (i) Federal Law “On Protection of Personal Data” No. 152-FZ dated 27 July 2006 (as amended), (ii) the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 On The Protection of Natural Persons with Regard to the Processing of Personal Data and On the Free Movement of Such Data and any legislation in force from time to time which implements this regulation, and (iii) all other similar privacy laws, for each of (i) – (iii), only to the extent any such privacy law is applicable to the Group Company or the relevant Former Group Company in question;

“Deanfirn” means Deanfirn Limited, a limited liability company incorporated and existing under the laws of the Republic of Cyprus under registered number HE 339370, having its registered office at Afentrikas 3, Office 302, 6018, Larnaca, Cyprus;

“Deferred Consideration” [***];

“Determined” means a final determination of a claim by the arbitrators appointed under Clause 18 or otherwise by written agreement of the Buyer and the Seller settling the claim;

“Director” means, in respect of any Group Company, a member of the board of directors, or member of the management board or supervisory board, a general director or a chief executive officer of such Group Company;

“Discharge Date” means the date on which all liabilities of the Seller under the Facility Agreement have been irrevocably and unconditionally discharged by the Seller, [***] has no further obligations to fund advances under the Facility Agreement, and all Encumbrances under the Security Agreements have been released, provided that Discharge Date shall be deemed to have occurred upon receipt by the Seller of a certificate issued by [***];

“Disclosed” means in respect of the Seller Warranties, fairly disclosed in or under the Disclosure Letter with sufficient detail to enable a reasonable investor to assess the nature and the scope of the matter disclosed, and “Disclosure” and “Disclosing” has the corresponding meaning;

“Disclosure Bundle” means, in respect of the Disclosure Letter, the bundle of documents that have been provided by the Seller or its Representatives to the Buyer and/or its Representatives prior to Completion, electronically stored in permanent form on a memory card or other electronic flash memory data storage device used for storing digital information and attached as an annex to the Disclosure Letter;

“Disclosure Letter” means the letter in the agreed terms from the Seller to the Buyer dated the date of this Agreement and signed by the Seller and acknowledged by the Buyer immediately prior to Completion making general and specific Disclosures in relation to the Seller Warranties, together with the Disclosure Bundle which forms part thereof;

“Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement and/or any other Transaction Document, including a dispute, controversy, claim or difference regarding the existence, formation, validity, interpretation, performance or termination of this Agreement and/or any other Transaction Document or the consequences of its or their nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement and/or any other Transaction Document;

“Dispute Auditor” has the meaning given to it in Clause 4.6.3;

“Disputed Amount” has the meaning given to it in Clause 6.3.5;

“Draft Completion Statement” means the draft of the completion statement in the agreed form attached as Schedule 3 (Form of the Draft Completion Statement), drawn up by the Seller in accordance with the principles set out in Schedule 2 (Completion Statement Principles) and Part B of Schedule 3 (Form of the Draft Completion Statement) and setting out the Seller’s calculation of the [***] as at Completion;

“Draft Documents” has the meaning given to it in paragraph 3.1(a) of Schedule 2 (Completion Statement Principles);

“Eligible Bonus Recipient” has the meaning given to it in paragraph 3.1 of Part A of Schedule 4 (Employee Matters);

“Employee” means an employee, contract worker, part-time employee, temporary employee or home worker of any Group Company or a Former Group Company, as the case may be, excluding any self-employed individual service providers;

“Encumbrance” means any right, interest or equity of any other person (including any right to acquire, option, preference, right of pre-emption or right of first refusal) or any mortgage, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention, power of sale or any other encumbrance, security agreement or arrangement or other Third Party right, or any agreement, arrangement or obligation to create, or any claim by any person to have, any of the same;

“Facility Agreement” means facility agreement [***];

“Family” means any group of individuals who are together related in any of the following ways: spouse (or civil partner or cohabitee), child or grandchild (or any further lineal descendant) (in each case including any adopted children or stepchildren), brother, sister, cousin, parent, grandparent, aunt, uncle or other close family relative of that individual, and “Family Member” shall mean any person who is a member of the relevant Family;

“Family Trust” means, in relation to any person, trusts established by that person (or any Family Member of that person (whether living or dead)) in relation to which only that person and/or his Family Members are capable of being beneficiaries;

“Fasten Parties” means certain shareholders of the Seller and ultimate beneficial owners of certain shareholders of the Seller as listed in Part 1 of Part A of Schedule 1.

“Fasten Service” means Limited Liability Company “Fasten Service”, a limited liability company incorporated and existing under the laws of the Russian Federation under the state registration number (OGRN) 1162375036141;

“Final Release Date” has the meaning given to it in Clause 3.4.3;

“Final Release Tranche” has the meaning given to it in Clause 3.4.3;

“Financial Year” means each accounting reference period of the Company or any Group Company, as the case may be, which begins on 1 January and ends on 31 December in each calendar year;

“First Release Date” has the meaning given to it in Clause 3.4.1;

“First Release Tranche” has the meaning given to it in Clause 3.4.1;

“Former Group Companies” means the subsidiaries of the Seller, which, solely prior to Completion, includes the Group Companies; and “Former Group” means all such Former Group Companies taken together;

“Fundamental Claim” means any Warranty Claim involving or relating to a breach of any of the Fundamental Warranties;

“Fundamental Warranties” means the Seller Warranties set out in paragraphs 1, 2 and 3 of Part A of Schedule 7 (Seller Warranties);

“GoLama Business” means the business conducted in the Russian Federation of providing B2C services via GoLama mobile app and web application which allows customers to shop for groceries from offline food retailers with provision of in-store picking services and courier delivery;

“Governmental Authority” means any government or its administrative territories, any organisation, institution or authority with the executive, judicial, regulating or administrative functions (including any governmental authority, ministry, agency, service, committee, commission, institution or any other organisation and their structural subdivisions) acting on behalf of the government or its administrative territory, any court, arbitration or judge and any self-regulating organisation acting on behalf of the government in compliance with the rights granted thereto under Applicable Laws;

“Group” means the Company and the Subsidiaries and a “Group Company” means any of them;

“Group Telephone Numbers” means the telephone numbers and short indices used in the Business as at the date hereof and listed in Part A of Schedule 13 (Group Telephone Numbers);

“Guarantee” means any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off given or undertaken by a person to secure or support the obligations (actual or contingent) of any other person and whether given directly or by way of counter-indemnity to any other person who has provided a Guarantee;

“HR Records” means information and data with respect to the Transferred Employees in the form reasonably acceptable to the Buyer (such form having been provided to the Seller in the Excel file titled “Кадровый отчет”) and covering the periods identified by the Buyer (including the personal information and employment track record), necessary for integration of the Transferred Employees’ data in the HR and payroll systems used by the Buyer;

“IFRS” means the body of pronouncements issued by the International Accounting Standards Board (“IASB”) including the International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standards Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee, then in force as at the relevant time;

“Indebtedness”  means, in respect of any person, any borrowing or indebtedness in the nature of borrowing (including any indebtedness for monies borrowed or raised under any bank or third party Guarantee, acceptance credit, bond, note, bill of exchange or commercial paper, letter of credit, finance lease, hire purchase agreement, forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing and all finance, loan and other obligations of a kind required to be included in the balance sheet of such person pursuant to applicable accounting standards), and any amounts owing or payable under any financing or quasi-financing arrangement which would not need to be shown or reflected in any such balance sheet excluding any amounts counted as Working Capital as of the relevant date;

“Indemnified Person” means each of the Buyer and each Group Company;

“Indemnity Claim” means a Claim made under Clause 8.9;

“Independent Counsel” means Queen’s counsel of at least ten (10) years standing who is experienced in commercial and corporate matters and is neither presently, nor in the past three (3) years has been, retained to represent any Buyer Group Company or any Seller Group Company, and who does not have a conflict of interest under the applicable standards of professional conduct;

“Information Technology” means computer systems, communication systems, software, hardware and related services;

“Integration” has the meaning given to it in paragraph 2.1 of Schedule 12 (Post-Completion Integration);

“Integration Bonus” means a bonus in an amount of [***];

“Integration Bonus Cap” has the meaning [***];

“Integration Completion Date” has the meaning given to it in Schedule 12 (Post-Completion Integration);

“Integration Consideration” has the meaning given to it in Clause 3.2.2;

“Integration Period” means the period beginning on the Completion Date and ending on the Integration Completion Date;

“Integration Records” has the meaning given to it in Clause 14.2.1(a);

“Integration Settlement Date” has the meaning given to it in Schedule 12 (Post-Completion Integration);

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: patent and industrial property rights including invention patents, utility model patents and design patents; trade secret rights, rights in know-how and confidential information; rights associated with works of authorship, including exclusive exploitation rights, copyrights, neighbouring rights and moral rights, rights in designs, rights in computer software and database rights; trademark, whether registered or unregistered, and any similar rights, including domain names; other intellectual property rights in each case whether registered or unregistered; and rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to above;

“Inventory List” means each list of the assets used in the operations of each Call Centre identifying each asset, its ownership, location and condition, compiled as of 31 December 2020, as delivered by the Seller to Buyer prior to Completion;

[***];

“IP Indemnity” has the meaning given to it in Clause 8.9.3;

“IP Warranties” means the Seller Warranties contained in paragraph 16 of Part A of Schedule 7 (Seller Warranties);

“IT Licences Indemnity” has the meaning given to it in Clause 8.9.4;

“Key Former Group Company” means each of [***];

[***];

“KPIs” means [***];

“Kronos” means Limited Liability Company “Kronos” a limited liability company incorporated and existing under the laws of the Russian Federation under the state registration number (OGRN) 1162375033919, particulars of which are set out in Part C of Schedule 1 (Information about the Seller and the Group);

“Labour Indemnity” has the meaning given to it in Clause 8.9.8;

“LCIA” has the meaning given to it in Clause 18.2;

“Lider (Samara)” means Limited Liability Company “Lider”, a limited liability company incorporated and existing under the laws of the Russian Federation under the state registration number (OGRN) 1086316010692;

“Lider-O” means Limited Liability Company “Lider-O”, a limited liability company incorporated and existing under the laws of the Russian Federation under the state registration number (OGRN) 1105543020681;

“Liquidation Confirmation” has the meaning given to it in Clause 3.4;

“Local Services Agreements” means, collectively, call centre information and software services agreements to be entered into prior to or at Completion between Teleon, on one hand,

and each of the Key Former Group Companies, on the other hand, pursuant to which Teleon will provide information services and other services related to access to certain Intellectual Property Rights owned by the Group Companies, in agreed form;

“Loss” means any action, cost, claim, demand, proceedings, expense, charge, loss (including any direct loss of profit, all interest and penalties), damages, or any other liability or protective award (including damages, reasonable and documented legal and other professional advisers’, experts’ and consultants’ fees and costs, penalties, expenses and other losses, on an indemnity basis) and any Tax in respect of any of the foregoing, as well as cancellation or non-availability (full or partial) of Tax losses available to carry-forward and/or Tax receivables, but excluding indirect loss of profit and compensation in respect of management time;

“Lost Purchased Relief” means:

(a)	the setting off against any profits or any Taxation of, or the reduction of any profits or any Taxation by, all or part of any Relief to the extent that it has been shown as an asset or taken into account in reducing a provision for deferred tax in the Accounts or of any Relief to the extent that it arose in the Ordinary Course of Business between the Accounts Date and the Completion Date, in each case where a valid Claim could have been made against the Seller under this Agreement in respect of such profits or Taxation in which case the amount of the Lost Purchased Relief shall be deemed to be the amount of Tax that would have been payable in the absence of such set off or reduction; or
(b)	the cancellation, loss or non-availability of all or part of a Relief to the extent that it has been shown as an asset or reduced a liability in the Accounts or any Relief to the extent that it arose in the Ordinary Course of Business between the Accounts Date and the Completion Date, and the amount of the Lost Purchased Relief shall be deemed to be the amount of Tax payable as a result of that Relief being so cancelled, lost, or which is unavailable, or the amount of that Relief (when it is a right to a repayment of Tax) that could otherwise have been obtained;

“Management Accounts” means the unaudited consolidated balance sheet of the Group and the unaudited consolidated profit and loss account of the Group for the period [***], including any notes thereon, a complete and accurate copy of which shall be delivered to the Buyer on or before the Completion Date;

“Management Accounts Date” means the date to which the Management Accounts have been prepared;

“Material Adverse Change” [***];

“Material Contract” has the meaning given in paragraph 10.1.2 of Part A of Schedule 7 (Seller Warranties);

“Material Counterparty” has the meaning given to it in paragraph 12.1 of Schedule 7 (Seller Warranties);

“Minimum Claim Amount” has the meaning given to it in Clause 10.2.1;

“monthly salary” means, in respect of an Employee, an average amount of their monthly salary (including both their monthly base salary and a monthly bonus target amount, but excluding any annual, semi-annual and quarterly bonuses) paid to such Employee over the six-month period preceding the relevant date;

“Named Competitor” means any person operating business under any of the following brands and any Affiliates of such person from time to time: [***] and Affiliates thereof;

“Net Adjustment” has the meaning given to it in Clause 4.5;

“Notice” has the meaning given to it in Clause 19.10.1;

“Notified Address” has the meaning given to it in Clause 19.10.4;

“Notified Claim” means any Claim notified by the Buyer in accordance with Clause 6.3;

“Ordinary Course of Business” means the ordinary and usual course of business consistent with past practice (including, where applicable, with respect to quantity and frequency and with respect to nature and levels of rider and driver incentives and discounts);

“Organisational Documents” means any articles of incorporation, articles of association, charter, by-laws or other constituent or organisational document of any person required or contemplated by the Applicable Law for the creation or operation of such person;

“Original Agreement” has the meaning given to it in Recital (A);

“Other Phone Number Agreement” has the meaning given to it in paragraph 10.5 of Part A of Schedule 7 (Seller Warranties);

“Other Phone Numbers” means the telephone numbers listed in Part B of Schedule 13 (Group Telephone Numbers);

“Overprovision” has the meaning given to it in paragraph 6.1 of Schedule 5 (Tax Indemnity);

“Owned IPR” means any Intellectual Property Rights owned by any Group Company;

“Owned Registered IPR” means any Owned IPR that is registered or is the subject of applications for registration;

“Parties” means the Seller and the Buyer and the “Party” means either one of them;

“Permitted Method” has the meaning given to it in Clause 19.10.2;

“Personal Data” has the meaning given to it in paragraph 16.3.1 of Part A of Schedule 7 (Seller Warranties);

“Properties” means the property or the properties details of which are set out in Schedule 9 (The Properties);

“Protected Information” means the Buyer Protected Information and/or the Seller Protected Information, as applicable;

“Purchase Price” has the meaning given to it in Clause 3.1;

“Real Estate Register” means Russian Unified State Register of Real Estate (in Russian: Единый государственный реестр недвижимости);

“Recovered Amount” has the meaning given to it in Clause 10.12.5(a);

“Recovery Amount” has the meaning given to it in Clause 10.12;

“Related Party Agreement” means an [***] entered into between [***];

“Release Date” has the meaning given to is in Clause 3.4;

“Relevant Change of Law” means any decision of any court or tribunal after Completion that changes the law or practice generally understood to apply to the matter giving rise to the Tax Effect or that reverses an earlier decision of any court or tribunal in that jurisdiction in relation to which no Group Company (or Former Group Company) was a party or any change (including any retrospective change), after Completion, in the law (including subordinate legislation) or in the generally published interpretation or practice of any Tax Authority or in financial reporting or accounting standards or practice coming into force after Completion;

“Relevant Period” means with respect to the Tax Warranties, the period starting at the beginning of [***] and ending at [***] (both inclusive);

“Relevant Proportion” has the meaning given to it in Clause 3.4;

“Relevant Relief” has the meaning given to it in paragraph 5.1 of Schedule 5 (Tax Indemnity);

“Relief” includes any right to repayment of Taxation from a Tax Authority and any relief, loss, allowance, set-off or credit in respect of Taxation and any deduction in computing or against profits for Taxation purposes;

“Representative” means with respect to any person, any officer, manager, director, employee, agent, attorney, accountant or advisor of such person;

“Restricted Business” means [***];

“Restricted Party” means [***] and any Affiliate of any of them;

“Restricted Period” has the meaning given to it in Clause 13.1.1;

“Restricted Person” means any person who is at the time of signing this Agreement a Key Integration Employee or a Top Manager;

“Restricted Territory” means any geographic area in which the Business (or any part of the Business) is conducted at Completion (or was conducted in the period of [***] preceding Completion) and any country in which the Buyer conducts its business (or any part of such business) at Completion, as listed in Schedule 14 (Countries List);

“Restructuring” means the reorganisation and restructuring of [***];

“Restructuring Indemnity” has the meaning given to it in Clause 8.9.2;

“Retained Records” has the meaning given to it in Clause 14.2.2;

“Rospatent” means the Federal Service for Intellectual Property of the Russian Federation (in Russian: Федеральная служба по интеллектуальной собственности (Роспатент)) or any successor Russian Governmental Authority;

“RUB” or “Roubles” means lawful currency of the Russian Federation;

“Rules” has the meaning given to it in Clause 18.2;

“Rutaxi Platform” means IT platform “Rutaxi”, an integrated information system providing taxi ride-hailing, ride-sharing and related services for the arrangement of passenger transportation, a more detailed description of which is set out in Schedule 11 (Information Technology);

“Sale Shares” has the meaning given to it in paragraph (C) of the Recitals;

“Sanctions” means any trade or economic sanction, trade or economic restriction, prohibition, embargo, ban, inclusion in any government negative list, imposed by Applicable Law or regulation, or resolution of the United Nations, the Russian Federation, the European Union or any member state thereof, the United States of America, or any other relevant jurisdiction in all cases to the extent they apply to the person in question;

“Second Release Date” has the meaning given to it in Clause 3.4.2;

“Second Release Tranche” has the meaning given to it in Clause 3.4.2;

“Security Agreements” means certain security agreements to secure obligations of the Seller as borrower under the Facility Agreement made between Former Group Companies and(or) shareholders of the Seller, each as chargor, and [***] as chargee in accordance with the  Facility Agreement;

“Seller Account” means the following bank account:

Name: [***]

Beneficiary account No: [***]

Beneficiary Bank: Bank [***]

Bank identification code: [***]

INN: [***]

KPP: [***]

Correspondent account: [***]

[***]

[***]

SWIFT: [***]

“Seller Claim” means any claim by the Seller against the Buyer under or in connection with this Agreement, including under or in respect of any of the Buyer Warranties;

“Seller Liability Cap” means an amount equal to [***] and the [***];

“Seller Protected Information” has the meaning given to it in Clause 16.2.1;

“Seller Related Entity” means:

(a)	any member of the Seller’s Group,
(b)	any Seller Related Person, and
(c)	any company which would be a subsidiary of any Seller Related Person (or any group of Seller Related Persons collectively) if such Seller Related Person (or such group of Seller Related Persons collectively) were a company, for the avoidance of doubt, including the Group Companies prior to Completion and excluding the Group Companies after Completion;

“Seller Related Person” means, where either individually or collectively:

(a)	any individual, or

(b)	any group of individuals who are together members of the same Family,
(c)	any Family Trust of which any such individual is an actual or potential beneficiary,

that would, if the relevant individual, group of individuals and/or Family Trust were (individually or collectively) a company, be a holding company of the Seller:

(i)	that individual (or, in the case of a number of individuals who are together members of the same Family, each such individual),
(ii)	any Family Member of any such individual or individuals, and
(iii)	any Family Trust of which any such individual or individuals is or are an actual or potential beneficiary;

“Seller Warranties” means the warranties given by the Seller to the Buyer as set out in Schedule 7 (Seller Warranties);

“Seller’s Group” means:

(a)	the Seller, and
(b)	each person which is for the time being (whether on or after the date of this Agreement):
(i)	a shareholder of the Seller, or
(ii)	a subsidiary of the Seller or any such shareholder (including any Former Group Company but excluding, from and after Completion, any Group Company),

and a “Seller Group Company” shall be construed accordingly;

“Server” means each of the computer servers owned by Teleon prior to Completion and used for the purposes of the Business;

“SoftPlus” means Limited Liability Company “SoftPlus”, a limited liability company incorporated and existing under the laws of the Russian Federation under the state registration number (OGRN) 1157847332565;

“Staff Schedule” has the meaning given to it in paragraph 2.2 of Part A of Schedule 4 (Employee Matters);

“Stolitsa DS” means Limited Liability Company “Stolitsa DS”, a limited liability company incorporated and existing under the laws of the Russian Federation under the state registration number (OGRN) 1167746725013;

“Statement” has the meaning given to it in Clause 19.1.2;

“Subsidiaries” means the companies and undertakings specified in Part C of Schedule 1 (Information about the Seller and the Group) and a “Subsidiary” means any of them;

“Subsidiary Equity Interests” means all shares or participatory interests in a Subsidiary, or all of such shares and participatory interests in the Subsidiaries collectively, as the context requires;

“Surviving Agreements” has the meaning given to it in Clause 14.1.1(c);

“Surviving Provisions” has the meaning given to it in Clause 19.12.2;

“Target Working Capital” means [***];

“Tax”, and “Taxation” means all forms of taxation including withholdings, duties, imposts, levies, value added tax, social security contributions imposed, assessed or enforced by any Governmental Authority (whether in the Russian Federation, Republic of Cyprus, or any other jurisdiction in which any Group Company or, where relevant, any Former Group Company does business), in all cases being in the nature of Taxation, and any interest, penalty, surcharge or fine in connection therewith, in each case whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise and shall further include payments to a Governmental Authority on account of Tax, whenever and wherever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any Former Group Company or any other person;

“Tax Audit” means an examination and verification of a person’s financial, Tax and accounting records and supporting documents by a competent Russian or Cypriot Tax Authority for the purpose of verifying such person’s tax calculations and payments as well as overall compliance with the applicable Tax law conducted in-chambers or at such person’s place of business;

“Tax Authority” means any Governmental Authority competent to impose any Tax, or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax, in any jurisdiction.

“Tax Claim” means a Claim involving or relating to a breach of any Tax Warranty or under the Tax Indemnity;

“Tax Effect” means:

(a)	actual Taxation payable or suffered by the relevant Group Company; and
(b)	a Lost Purchased Relief;

“Tax Indemnity” means the indemnities relating to Tax set out in Schedule 5 (Tax Indemnity);

“Tax Warranties” means the Seller Warranties contained in Part B of Schedule 7 (Seller Warranties);

“Teleon” means Limited Liability Company “Teleon” (formerly named Limited Liability Company “Zelenaya Liniya Krasnodar”), a limited liability company incorporated and existing under the laws of the Russian Federation under the state registration number (OGRN) 1122308008019 particulars of which are set out in Part C of Schedule 1 (Information about the Seller and the Group);

“Telephone Number Agreement” means agreements with respect to the use of any Group Telephone Number;

“Third Party” means any person other than a Party to this Agreement or an Affiliate thereof;

“Third Party Claim” has the meaning given to it in Clause 11.2.1;

“Third Party Tax Claim” has the meaning given to it in Clause 11.2.1;

“Title Claim” means a Claim involving or relating to a breach of any Title Warranty or under the Title Indemnity;

“Title Indemnity” has the meaning given to it in Clause 8.9.1;

“Title Warranties” means the Seller Warranties contained in paragraph 1 of Part A of Schedule 7 (Seller Warranties);

“Top Managers” means each of the Employees of the relevant Former Group Companies listed at Part B of Schedule 4 (Employee Matters);

“Transaction” includes any transaction, circumstance, state of affairs, act, event, arrangement, provision or omission of whatever nature, including a receipt or accrual of income or gains, distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance, and any reference to an event occurring on or before a particular date shall include events which for Tax purposes are deemed under Applicable Law to have, or are treated or regarded as having, occurred on or before Completion;

“Transaction Documents” means this Agreement and each Local Services Agreement;

“Transferred Assets” means the assets of the Former Group Companies listed in Schedule 22 (Transferred Assets) to the Original Agreement that have been transferred to the Group Companies;

“Transferred Employee” has the meaning given to it in paragraph 1.1.1 of Schedule 4 (Employee Matters);

“TransService” means Limited Liability Company “TransService”, a limited liability company incorporated and existing under the laws of the Russian Federation under the state registration number (OGRN) 1070276006460;

“US$” or “US Dollars” means lawful currency of the United States;

“Used IPR” means any Business IPR other than the Owned IPR;

“Vezet Dobro” means Limited Liability Company “Vezet Dobro”, a limited liability company incorporated and existing under the laws of the Russian Federation under the state registration number (OGRN) 1142308001021;

“Vezet Dobro Business” means the business conducted in the Russian Federation of providing both B2B and B2C intracity cargo transportation services as well as certain other services, namely: car towing, removal of construction waste, delivery of construction materials and goods, assistance with loading and unloading of cargo trucks;

“Vezet Platform” means IT platform “Fasten” (“Vezet 2.0”), an integrated information system providing taxi ride-hailing, ride-sharing services and related services for the arrangement of passenger transportation;

[***];

[***];

[***];

“Warranty Claim” means a Claim involving or relating to a breach of any of the Seller Warranties (other than any Tax Warranty);

“Withheld Amount” has the meaning given to it in Clause 6.3.1;

“Working Capital” [***]

1.2	In this Agreement (including the Schedules), unless otherwise specified:
1.2.1	The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the schedules.
1.2.2	The contents table, and the headings to Clauses, paragraphs and schedules, are for convenience only and do not affect the interpretation of this Agreement.
1.2.3	References in this Agreement to:
(a)	any Recital, Clause or Schedule are to those contained in this Agreement and references to any paragraph are to those contained in the relevant Recital or Schedule to this Agreement;
(b)	this Agreement or to any other agreement or document (or to any specified provision of this Agreement or any other agreement or document) are references to this Agreement, that agreement or document or that provision as amended, supplemented, novated or otherwise modified from time to time (in each case provided that any such amendment, supplement, novation or other modification is not in breach of this Agreement or the relevant agreement or document);
(c)	a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of each Party on or before the execution of this Agreement or set out in a Schedule;
(d)	a “Party” includes a reference to that Party’s successors, permitted assigns and personal representatives;
(e)	one gender includes all genders (including, in each case, neuter), and the singular includes the plural, and vice versa, unless the context otherwise requires;
(f)	a time of day is to Moscow (Russian Federation) time, unless the context otherwise requires;
(g)	writing shall include any modes of reproducing words in a legible and non-transitory form (and for the avoidance of doubt shall include e-mail or other electronic form);
(h)	the words “herein”, “hereby”, “hereof”, “hereinafter”, “hereto”, and other words of similar import shall (unless the context otherwise requires) be deemed to refer to this Agreement as a whole, and not to a specific clause, paragraph or schedule thereof;
(i)	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association, partnership, organisation, foundation, trust, works council or employee representative body (in each case, whether or not having separate legal personality); and

(j)	a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 1162 (and Schedule 7) of CA 2006 and a “subsidiary” or “holding company” is to be construed in accordance with section 1159 (and Schedule 6) of CA 2006.
1.2.4	Any reference to any statute, law, regulation, rule, delegated legislation or order is to any statute, law, regulation, rule, delegated legislation or order as amended, modified or replaced from time to time and to any statute, law, regulation, rule, delegated legislation or order replacing or made under any of them; provided that no such amendment, modification or replacement after the date of this Agreement shall increase the liability of any Party beyond that for which such Party would have been liable but for such amendment, modification or replacement.
1.2.5	A reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.
1.2.6	The rule known as the ejusdem generis rule, and similar rules of interpretation, shall not apply and accordingly the words “other” and “otherwise” shall not be given a restrictive meaning (where a wide interpretation is possible); and the words “including” and “in particular” are to be construed as being by way of illustration or emphasis only, and are not to be construed as, nor shall they take effect as, limiting the generality of any foregoing words.
1.2.7	Any obligation on a Party not to do something includes an obligation not to allow that thing to be done (insofar as it reasonably lies within the power of that Party to prevent it).
1.2.8	Any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted using: (a) with respect to Roubles to be converted from or into another currency, the official established exchange rate established by the Central Bank of the Russian Federation as of the relevant date, and (b) with respect to any other currencies, the close spot mid-trade composite London rate for a transaction between the two (2) currencies in question as quoted on Bloomberg as of the relevant date.
1.2.9	Any payment to be made under or in connection with this Agreement shall be made in US Dollars by wire transfer of the relevant amount in readily available funds into the relevant account on or before the date the payment is due for value on that date. Full details of such account shall be provided in writing by the recipient to the payer at least [***], unless otherwise provided for herein.
1.2.10	The Parties acknowledge and agree that this Agreement has been jointly drafted by the Parties, and, accordingly, the contra proferentem rule (or any similar rule of interpretation) shall not be applied against any Party.
2.SALE AND PURCHASE OF THE SALE SHARES
2.1	At Completion, the Seller shall transfer to the Buyer, and the Buyer shall acquire from the Seller, the Sale Shares, with full title guarantee and free from all Encumbrances, on the terms set out in this Agreement.
2.2	Title to, beneficial ownership of, and any risk attaching to, the Sale Shares shall pass on Completion to the Buyer together with all rights and benefits attaching or accruing to the Sale

Shares on or after Completion (including the right to receive all dividends and other distributions declared, made or paid after Completion).
2.3	Without prejudice to Clause 2.1, the Seller covenants with the Buyer that (a) it has now and shall have at Completion the full power and right to sell the Sale Shares; (b) at Completion it will, subject to the terms of this Agreement, at its own cost, give the Buyer clear title free of Encumbrances to the Sale Shares; and (c) at Completion the Sale Shares will be disposed of free from all Encumbrances.
2.4	The Seller shall procure that, prior to Completion, each person having any right of consent, pre-emption or right of first refusal over any of the Sale Shares conferred on it either by the Organisational Documents of the Company or in any other way irrevocably waives any such rights.
2.5	The Buyer shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.
3.CONSIDERATION
3.1	The consideration for the Sale Shares shall be equal to [***] (the “Purchase Price”), as may be reduced and otherwise adjusted pursuant to other provisions of this Clause 3, Clause 4 and Clause 5.
3.2	The Purchase Price shall be satisfied by the Buyer:
3.2.1	on the Completion Date by paying to the Seller the Completion Consideration in cash and otherwise in accordance with Clause 1.2.9:
(a)	less the Deferred Consideration to be retained by the Buyer and settled in accordance with Clauses 3.4 and 6; and
(b)	less the Integration Bonus Cap to be retained by the Buyer and settled in accordance with Schedule 4 (Employee Matters); and
(c)	as may be adjusted pursuant to Clause 4; and
3.2.2	within [***] by paying to the Seller an amount in cash (if any) [***], and otherwise in accordance with Clause 1.2.9 (the “Integration Consideration”).
3.3	Payment of the Completion Consideration and the Integration Consideration (if any) into the Seller Account in accordance with Clause 3.2 shall constitute a good discharge by the Buyer in respect of the relevant part of its obligations hereunder, and the Buyer shall have no obligation as to the distribution or onward payment of any such amount out of such account by the Seller.
3.4	Subject to Clause 6, the Buyer shall pay to the Seller:
3.4.1	a portion of the Deferred Consideration equal [***] (the “First Release Tranche”) as may be adjusted in accordance with the remainder of this Clause 3.4 not later than the [***] (the “First Release Date”), such payment to be in US Dollars, calculated in accordance with Clause 1.2.8;
3.4.2	a portion of the Deferred Consideration equal to [***] (the “Second Release Tranche”) as may be adjusted in accordance with the remainder of this Clause 3.4 not later than the [***] (the “Second Release Date”), such payment to be in US Dollars, calculated in accordance with Clause 1.2.8; and

3.4.3	the remaining portion of the Deferred Consideration equal to [***] (the “Final Release Tranche”) as may be adjusted in accordance with the remainder of this Clause 3.4 not later than the [***] (the “Final Release Date”), such payment to be in US Dollars, calculated in accordance with Clause 1.2.8;

provided that, if the Seller delivers to the Buyer an extract from the Russian Unified State Register of Legal Entities in electronic format downloaded from the official web-site of the Russian Federal Tax Service and signed with an enhanced qualified electronic signature confirming the cessation of existence of any Former Group Company listed below due to its liquidation in accordance with the procedure envisaged by Article 63 of the Russian Civil Code (the “Liquidation Confirmation”) prior to any of the First Release Date, the Second Release Date or the Final Release Date, a relevant proportion of any then outstanding Deferred Consideration attributable to such Former Group Company (and any other Former Group Companies that have been merged into such Former Group Company following the date of this Agreement), in each case as set out in the table below (the “Relevant Proportion”) for the remaining time period between the receipt of the Liquidation Confirmation by the Buyer and the Final Release Date shall be paid by the Buyer to the Seller not later than the [***] following the receipt of the Liquidation Confirmation (each such date, together with the First Release Date, Second Release Date and Final Release Date, a “Release Date”), such payment to be in US Dollars, calculated in accordance with Clause 1.2.8, and the amounts of each of the First Release Tranche, the Second Release Tranche and the Final Release Tranche, as applicable, shall be reduced by such Relevant Proportion as follows:

No.	Former Group Company (tax identification number)	Relevant Proportion (in RUB million)
		From Completion until the First Release Date	Following the First Release Date until the Second Release Date	Following the Second Release Date until the Final Release Date
1.	[***]	[***]	[***]	[***]
2.	[***]	[***]	[***]	[***]
3.	[***]	[***]	[***]	[***]
4.	[***]	[***]	[***]	[***]
5.	[***]	[***]	[***]	[***]
6.	[***]	[***]	[***]	[***]
7.	[***]	[***]	[***]	[***]
8.	[***]	[***]	[***]	[***]
9.	[***]	[***]	[***]	[***]
10.	[***]	[***]	[***]	[***]
11.	[***]	[***]	[***]	[***]

12.	[***]	[***]	[***]	[***]
13.	[***]	[***]	[***]	[***]
14.	[***]	[***]	[***]	[***]
15.	[***]	[***]	[***]	[***]
16.	[***]	[***]	[***]	[***]
17.	[***]	[***]	[***]	[***]

3.5	Any amount of the Deferred Consideration kept by the Buyer pursuant to Clause 6 or otherwise paid (or satisfied) by the Seller to or in favour of the Buyer by way of:
3.5.1	any downward adjustment to the Completion Consideration or Integration Consideration;
3.5.2	any Warranty Claim, Tax Claim or an Indemnity Claim; or
3.5.3	otherwise pursuant to this Agreement,

shall be and shall be deemed (as far as legally permitted) to be pro tanto a reduction in the Purchase Price. If any payment is made in respect of any Indemnity Claim to any Indemnified Person (other than the Buyer) the Purchase Price shall similarly be deemed to have been reduced by amount of such payment thereunder.

4.COMPLETION CONSIDERATION; ADJUSTMENT
4.1	The Completion Consideration shall be adjusted after Completion in accordance with the provisions of this Clause 4 and the process set out in Schedule 2 (Completion Statement Principles).
4.2	The Draft Completion Statement as agreed or determined pursuant to paragraph 3 of Schedule 2 (Completion Statement Principles) shall constitute the Agreed Completion Statement for the purposes of this Agreement and shall be final and binding on the Parties.
4.3	Completion Cash Balance, Completion Debt and the Working Capital shall be derived from the Agreed Completion Statement.
4.4	The Completion Consideration shall be adjusted as follows:
4.4.1	in the event that Completion Cash Balance exceeds [***], the amount of the excess shall be payable by the Buyer to the Seller in accordance with Clause 4.5;
4.4.2	in the event that Completion Cash Balance is less than [***], the amount of the deficit shall be payable by the Seller to the Buyer in accordance with Clause 4.5;
4.4.3	in the event that Completion Debt exceeds [***], the amount of the excess shall be payable by the Seller to the Buyer in accordance with Clause 4.5;
4.4.4	in the event that the Working Capital exceeds the Target Working Capital, the amount of the excess shall be payable by the Buyer to the Seller in accordance with Clause 4.5; and

4.4.5	in the event that the Working Capital is less than the Target Working Capital, the amount of the deficit shall be payable by the Seller to the Buyer in accordance with Clause 4.5.
4.5	The Buyer and the Seller agree that the sums that the Buyer or the Seller, as the case may be, is respectively obliged to pay to the Seller or the Buyer pursuant to Clauses 4.4.1 to 4.4.5 (inclusive) shall be aggregated and set off against each other. The amount that the Buyer or the Seller, as the case may be, is still obliged to pay to the Seller or the Buyer respectively after such set-off shall be referred to in this Agreement as the “Net Adjustment”. The Net Adjustment shall be paid in cash within [***] of agreement or determination of the Agreed Completion Statement and otherwise in accordance with Clause 1.2.9.
4.6	A/R Adjustment
4.6.1	On or before the date that [***], the Buyer shall deliver a written statement (the “A/R Statement”) to the Seller setting forth the aggregate amount of the Completion Date A/R actually collected by the Company or any of its Subsidiaries as of the end of business on the date [***] (the “Collected A/R”), including a calculation of the amount, if any, by which the Completion Date A/R exceeds the Collected A/R (such amount, if any, the “A/R Shortfall”). Following the delivery of the A/R Statement, the Buyer shall procure that upon the Seller’s reasonable request, the Group Companies provide the Seller and its Representatives access during normal business hours and upon reasonable advance notice to the work papers and books and records relating to the preparation of the A/R Statement for the purpose of assisting the Seller and its Representatives in their review of the A/R Statement and the calculation of the A/R Shortfall (if any) contained therein. If the Seller does not timely dispute the calculation of the A/R Shortfall contained in the A/R Statement, such amount shall be final and binding.
4.6.2	If the Seller disagrees with the calculation of the A/R Shortfall (if any) contained in the A/R Statement, the Seller shall notify the Buyer of such disagreement in writing [***] after receipt by the Seller of the A/R Statement, which notice (the “A/R Dispute Notice”) will set forth in reasonable detail the Seller’s alternative calculation of the A/R Shortfall and the provisions of Clause 4.6.3 shall apply to resolving such dispute.
4.6.3	In the event any such A/R Dispute Notice is timely provided:
(a)	the Seller and the Buyer shall use commercially reasonable efforts for a period of [***] (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation included in the A/R Statement that were disputed in the A/R Dispute Notice. If, at the end of such period, the Seller and the Buyer remain unable to resolve the dispute in its entirety, then the unresolved items and amounts thereof in dispute shall be submitted to an internationally recognized accounting firm or expert arbitrator that is reasonably acceptable to the Seller and the Buyer, which shall not be the independent accountants of the Seller or the Buyer (the “Dispute Auditor”).
(b)	The Dispute Auditor shall determine, based solely on the provisions of this Clause 4.6 and the written submissions by the Seller and the Buyer, and not by independent review, only those items and amounts that remain then in dispute as set forth in the A/R Dispute Notice. The Seller and the Buyer shall, and shall cause their respective Affiliates and Representatives to, cooperate in good faith with the Dispute Auditor, and shall give the Dispute

Auditor access to all data and other information it reasonably requests for purposes of such resolution. The Dispute Auditor’s determination shall be made within [***] after the dispute is submitted for its determination and shall be set forth in a written statement delivered to the Seller and the Buyer.
(c)	The Dispute Auditor shall have exclusive jurisdiction over, and resorting to the Dispute Auditor as provided in this Clause 4.6.3 shall be the only recourse and remedy of the Parties against one another with respect to, those items and amounts that remain in dispute under this Clause 4.6, and neither the Seller nor the Buyer shall be entitled to seek indemnification or recovery of any attorneys’ fees or other professional fees incurred by such Party or its Affiliates in connection with any dispute governed by this Clause 4.6.3.
(d)	The Dispute Auditor shall not be permitted to propose its own calculations to resolve any disputed item, instead, the Dispute Auditor must select between the calculation of such item as proposed by the Buyer and the Seller and shall allocate its fees and expenses between the Seller and the Buyer in the same proportion to which it selects the positions of the respective Parties. Any determinations made by the Dispute Auditor pursuant to this Clause 4.6.3 shall be final, non-appealable and binding on the Parties, absent manifest error or fraud.
4.6.4	Within [***] of the final determination of the A/R Shortfall (if any) in accordance with this Clause 4.6, the Seller shall pay to the Buyer or one of its designees an amount in cash equal to the A/R Shortfall and otherwise in accordance with Clause 1.2.9 in consideration of the Buyer assigning (or procuring the assignment) of any and all rights in relation to the Completion Date A/R constituting the A/R Shortfall to the Seller (or its designee) in exchange for the payment of [***].
5.INTEGRATION CONSIDERATION ADJUSTMENT; INTEGRATION PERIOD
5.1	Integration Consideration; Adjustment

The Buyer shall pay the Integration Consideration to the Seller (if any) within [***] of [***], provided that the Integration Consideration shall be calculated and adjusted in accordance with Schedule 12 (Post-Completion Integration).

5.2	Conduct of Business During the Integration Period
5.2.1	The Buyer undertakes to the Seller that for the duration of the Integration Period it shall not take any action (or cause or permit anything to be done) in bad faith with the purpose of distorting the financial performance of the Company or the Subsidiaries, or otherwise avoiding, reducing or adversely affecting the amount of the Integration Consideration.
5.2.2	The Buyer shall procure that during the Integration Period:
(a)	no Top Manager is removed from the office or stripped of its control over, or functions related to, the Integration other than for cause or with the prior written consent of the Seller; and
(b)	no Top Manager’s employment or service agreement is varied other than in accordance with its terms or with the prior written consent of such Top Manager.
5.2.3	The Buyer covenants with the Seller that during the Integration Period:

(a)	the Buyer shall retain the beneficial ownership of the whole of the issued share capital of the Company and each other Group Company; and
(b)	the Buyer shall not commence a winding up or bankruptcy of any Group Company and shall procure that no Group Company changes its place of business.
6.WITHHOLDING AND SET-OFF; RECOURSE
6.1	Subject to Clause 3.2.1(a) and except as otherwise expressly provided in this Clause 6 or elsewhere in this Agreement, all sums payable under or pursuant to this Agreement shall be paid free of:
6.1.1	any counterclaim or set-off of any kind; and
6.1.2	any other deduction or withholding (other than any deduction or withholding of Tax required by Applicable Law).
6.2	Notwithstanding the foregoing, if the amount of any Claim has been Determined in favour of the Buyer:
6.2.1	prior to the date on which the Integration Consideration is payable to the Seller, the Buyer shall be entitled to withhold and set off such Determined amount from the Integration Consideration; or
6.2.2	after the date on which the Integration Consideration was paid to the Seller (or if no Integration Consideration was payable to the Seller), but prior to a Release Date, the Buyer shall be entitled to withhold such Determined amount from the Deferred Consideration.
6.3	Notwithstanding the foregoing, if the Buyer has notified the Seller of a Claim in accordance with Clause 10.1 (the “Notified Claim”) but such Claim has not been Determined:
6.3.1	prior to [***], the Buyer may withhold a reasonable estimate of the amount of the Notified Claim (including any reasonable costs and expenses associated with such Notified Claim) (the “Withheld Amount”) from the Integration Consideration;
6.3.2	prior to [***], the Buyer shall be entitled to withhold such Withheld Amount from the Deferred Consideration that remains unpaid as of such date;
6.3.3	if the Buyer and the Seller do not agree on either the validity of the Claim or the amount of the Withheld Amount, either Party, by serving written notice on the other, may refer the Notified Claim to the Independent Counsel (and in the event of a failure by the Parties to agree on the identity of the Independent Counsel within [***]of the notice, appointed by the Chairman of the Bar Council from time to time) to determine whether in that Independent Counsel’s opinion that Claim has a reasonable prospect of success and/or that the Withheld Amount by the Buyer is a reasonable estimate of the amount of the Claim (including reasonable costs and expenses), as appropriate;
6.3.4	if the Independent Counsel determines in his reasonable opinion that the Claim does not have a reasonable prospect of success then the Buyer shall pay the Withheld Amount to the Seller as follows:
(a)	if the Withheld Amount (or a portion thereof) was withheld from the Integration Consideration in accordance with Clause 6.3.1, simultaneously with, and as part of, the Integration Consideration, or, if the Integration Consideration (less the Withheld Amount) has been paid prior to such determination by the Independent Counsel, within [***] of the determination;
(b)	if the Withheld Amount (or a portion thereof) was withheld from the Deferred Consideration in accordance with Clause 6.3.2, on the next Release Date (and, if the amount due to the Seller on such Release Date is less than the Withheld Amount, then on the next following Release Date(s), or, if the Withheld Amount was withheld prior to a Release Date and the Independent Counsel’s determination is made after such Release Date, [***] of the determination);
6.3.5	subject to Clause 6.4, if the Independent Counsel determines in his reasonable opinion that the Withheld Amount is not a reasonable estimate of the amount of the Claim (including costs and expenses) then the Parties shall jointly instruct the Independent Counsel to determine what he considers to be a reasonable amount. Such reasonable amount as determined by the Independent Counsel shall be deemed the “Disputed Amount” and the Buyer:
(a)	if the relevant Withheld Amount was withheld from the Integration Consideration, may withhold such Disputed Amount from the Integration Consideration and shall pay any excess of the Withheld Amount over the Disputed Amount so determined by the Independent Counsel to the Seller simultaneously with, and as part of, the Integration Consideration, or, if the Integration Consideration (less the Withheld Amount) has been paid prior to such determination by the Independent Counsel, within [***] of the determination; or
(b)	if the relevant Withheld Amount was withheld from the Deferred Consideration, may withhold the Disputed Amount from the Deferred Consideration (such Disputed Amount to be settled in accordance with Clauses 6.3.7 and 6.3.8) and shall pay any excess of the Withheld Amount over the Disputed Amount so determined by the Independent Counsel to the Seller on the next Release Date(s) (or, if the Withheld Amount was withheld prior to [***] of the determination);

provided that if the Independent Counsel provides a range of values, the simple average of all values shall be used for the purposes of the calculation. The Independent Counsel shall be instructed to assess the values in a way that the top end of the range shall not be greater than the mid-point of the range by more than [***].

6.3.6	if the Independent Counsel determines that the Withheld Amount is a reasonable estimate of the amount of the Claim and that the Claim has a reasonable prospect of success, then the costs of the Independent Counsel shall be borne by the Seller; if the Independent Counsel determines that the Withheld Amount is not a reasonable estimate of the amount of the Claim and that the Claim does not have a reasonable prospect of success, then the costs of the Independent Counsel shall be borne by the Buyer; in all other cases, the costs of the Independent Counsel shall be borne equally by the Buyer and the Seller;
6.3.7	if, after the date on which the Integration Consideration is to be paid by the Buyer to the Seller hereunder or after a Release Date, a Notified Claim by the Buyer with respect to all or a portion of a Withheld Amount or Disputed Amount, as applicable, is Determined in favour of the Seller, then, within [***] thereafter, the Buyer shall cause such part of the Withheld Amount or Disputed Amount, as applicable, as is being withheld in relation to such Notified Claim to be paid in accordance with Clause 1.2.9, to the Seller (which the Seller and the Buyer acknowledge shall be treated as a payment of a portion of the Purchase Price); and
6.3.8	if, [***], a Notified Claim by the Buyer with respect to all or a portion of a Withheld Amount or Disputed Amount, as applicable, is Determined in favour of the Buyer, then the Buyer shall keep such part of the Withheld Amount or Disputed Amount, as applicable. If the amount of such Notified Claim Determined in favour of the Buyer is greater than the Withheld Amount or Disputed Amount, as applicable, in respect of such Claim or greater than the Deferred Consideration (as applicable), the Seller shall pay the amount of the difference to the Buyer within [***] and otherwise in accordance with Clause 1.2.9. If the amount of such Notified Claim Determined in favour of the Buyer is less than the Withheld Amount or Disputed Amount in respect of such Claim, the Buyer shall pay the amount of the difference to the Seller within [***] and otherwise in accordance with Clause 1.2.9.
6.4	Subject to Clause 3.4, the Buyer shall pay to the Seller:
6.4.1	on the First Release Date, the First Release Tranche (if any) less any amounts the Buyer may withhold in accordance with Clause 6.2 and Clause 6.3;
6.4.2	on the Second Release Date, the Second Release Tranche (if any) less any amounts the Buyer may withhold in accordance with Clause 6.2 and Clause 6.3; and
6.4.3	on the Final Release Date, the Final Release Tranche (if any) less any remaining amounts the Buyer may withhold in accordance with Clause 6.2 and Clause 6.3.
6.5	For the avoidance of doubt and notwithstanding the time periods set out above in this Clause 6, (a) in the event that the amount of Integration Consideration payable to the Seller is less than the amount of Claims Determined in favour of the Buyer (including in the event that no Integration Consideration is payable), the Buyer shall be entitled to [***].
6.6	For the avoidance of doubt, nothing in Clauses 6.3.1 to 6.3.8 (inclusive) shall restrict the Buyer’s or the Seller’s right to (i) resolve any Disputes arising out of Claims through the procedure set out in Clause 18 (Governing Law and Dispute Resolution) simultaneously with Independent Counsel’s procedure set out in Clause 6.3 or (ii) challenge any determination that the Independent Counsel may make in accordance with Clauses 6.3.1 to 6.3.8 (inclusive).
7.COMPLETION
7.1	The Completion Date shall occur on the date hereof, unless agreed otherwise in writing between the Parties. Completion shall take place on the Completion Date at 10 am (CET) at the offices of the Buyer’s Cypriot Counsel in Limassol or at such other place(s), date, and time as may be agreed between the Parties in writing.
7.2	At Completion:
7.2.1	the Seller shall do, or procure the carrying out of, each of those things listed as its obligations in Part A, Part B or Part C of Schedule 6 (Completion Arrangements); and
7.2.2	the Buyer shall do, or procure the carrying out of, each of those things listed as its obligations in Part A, Part B or Part C of Schedule 6 (Completion Arrangements).

7.3	Completion shall not be deemed to have occurred for any purpose until all of the actions and steps listed in Part A, Part B and Part C of Schedule 6 (Completion Arrangements) shall have been completed or waivers of the relevant actions or steps are given by the Party(ies) entitled to the benefit of the performance of such actions or steps.
7.4	Pending Completion, any items delivered or payments made by a Party pursuant to Part A, Part B or Part C of Schedule 6 (Completion Arrangements) shall be held on trust for the benefit of such Party by the recipient of the item or payment.
7.5	If any Party fails or is unable to comply with any of its obligations under Clause 7.2 or Part A, Part B or Part C of Schedule 6 (Completion Arrangements) on the date on which Completion is specified to take place pursuant to this Agreement, the Buyer (in case of a failure to comply by the Seller) or the Seller (in case of a failure to comply by the Buyer) shall not be obligated to complete this Agreement and may, in each case without prejudice to all other rights and remedies in relation to such failure to comply (and whether or not such failure would constitute a repudiatory breach of this Agreement):
7.5.1	postpone Completion to another time and date; or
7.5.2	proceed to Completion so far as practicable; or
7.5.3	terminate this Agreement by notice in writing to the defaulting Party.
7.6	If Completion is postponed under Clause 7.5.1, this Clause 7 (Completion) shall apply (and the Seller and the Buyer shall be obliged to perform their respective obligations under this Clause 7 (Completion) (but without prejudice to the non-defaulting Party’s rights in relation to the prior breach by the defaulting Party)) as if the time and date notified by the non-defaulting Party under Clause 7.5.1 was the time and date scheduled for Completion.
7.7	If the Agreement is terminated in accordance with Clause 7.5.3 (and without limiting the non-defaulting Party’s right to claim damages), the provisions of Clause 19.12 shall apply.
8.SELLER WARRANTIES AND INDEMNITIES
8.1	Subject to Clauses 8.8 and 19.7 (Assignment, Etc.), the Seller warrants to the Buyer that each of the Seller Warranties is true and accurate on the date of this Agreement.
8.2	Where any statement in any Seller Warranty is qualified as being made “as far as the Seller is aware” or any similar expression, such Seller Warranty shall, unless otherwise stated, be deemed to refer to the knowledge of (i) [***], (ii) each of the general directors of each Key Former Group Company, (iii) [***], (iv) [***], and (v) [***], each of whom shall be deemed to have knowledge of such matters as they would have discovered, had they made all due and reasonable enquiries.
8.3	Each of the paragraphs in Schedule 7 (Seller Warranties):
8.3.1	shall be construed as a separate and independent warranty; and
8.3.2	unless expressly provided in this Agreement, shall not be limited by reference to any other paragraph in Schedule 7 (Seller Warranties) or by any other provision of this Agreement,

and the Buyer shall have a separate Claim and right of action in respect of every breach of a Seller Warranty.

8.4	The Seller Warranties shall not be extinguished or affected by Completion.

8.5	The Seller hereby: (a) waives any right or claim which it may have against any Company Related Person (except, in the case of a Company Related Person who is a Director, officer or Employee, in the case of fraud) in respect of any misrepresentation or error in, or omission from, any information or opinion supplied or given by such Company Related Person in the course of providing any information or responses to any Buyer Related Person, negotiating this Agreement (or any document referred to in, or ancillary to, this Agreement) or of the preparation of the Disclosure Letter; (b) irrevocably and unconditionally releases any Company Related Person (except, in the case of each such Company Related Person who is a Director, officer or Employee, in the case of fraud) from any liability arising from any such misrepresentation, error or omission; and (c) agrees that any such right or claim shall not constitute a defence to any Claim by the Buyer under or in relation to this Agreement. Each Company Related Person may enforce the terms of this Clause 8.5 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided that, as a condition precedent thereto, any such Company Related Person shall:
8.5.1	obtain the prior written consent of the Buyer; and
8.5.2	not be entitled to assign its rights under this Clause 8.5.
8.6	Subject to Clause 8.8:
8.6.1	the Seller shall not be liable for any Warranty Claim or a Claim under any Tax Warranty to the extent that the facts, matters or circumstances giving rise to such Warranty Claim or such Claim under any Tax Warranty were within the actual knowledge of any member of the Buyer’s Deal Team as at the date of this Agreement; and
8.6.2	subject to Clause 8.6.1, the Buyer shall be entitled to make a Warranty Claim or a Claim under any Tax Warranty whether or not the Buyer and/or any Buyer Related Person (other than the Buyer’s Deal Team in respect of their actual knowledge) had knowledge (whether actual, constructive, implied or imputed) of the matter giving rise to the Claim or right before the date of this Agreement and/or Completion and the Buyer’s right or ability to make any such Claim shall not be affected or limited, and the amount recoverable shall not be reduced, on the grounds that the Buyer and/or any Buyer Related Person (other than the Buyer’s Deal Team in respect of their actual knowledge) may, before the date of this Agreement and/or Completion, have had actual, constructive, implied or imputed knowledge of the matter giving rise to a Warranty Claim or a Claim under any Tax Warranty.
8.7	The Buyer acknowledges and agrees that the Seller gives no warranty, representation or undertaking as to the accuracy or completeness of any information that is in the nature of forecasts, estimates, projections, statements of intent or statements of opinion provided to the Buyer or any of its advisers or agents (howsoever and whensoever provided).
8.8	The Seller shall not be liable in respect of any Warranty Claim or any Claim under a Tax Warranty to the extent that the facts and circumstances giving rise to such Claim are Disclosed in the Disclosure Letter.
8.9	Indemnities

Notwithstanding any other provision of this Agreement, the Seller shall (so far as possible by way of adjustment to the Purchase Price) on demand indemnify in full and hold harmless the Buyer and each other Indemnified Person against, and covenants to pay to the Buyer and each other Indemnified Person an amount equal to, all Losses suffered or incurred by the Buyer or any other Indemnified Person arising, directly or indirectly, out of or in connection with any of the following matters:

8.9.1	any title defect with respect to any of the Sale Shares or any shares or participation interests in any other Group Company or any legal predecessors thereof (including any Encumbrance over the Sale Shares or over any shares or participation interests in any of the Group Companies or any legal predecessors thereof), as the result of or in connection with any event, fact, circumstance, or action taking place prior to the Completion Date, inter alia, as the result of or in connection with:
(a)	any failure to obtain spousal consents in connection with any acquisition of shares (participation interests) in any of the Group Companies or any legal predecessors thereof;
(b)	any failure to obtain necessary corporate approvals in connection with any acquisition or transfer of shares (participation interests) in any of the Group Companies or any legal predecessors thereof;
(c)	any failure to comply with the pre-emptive rights in connection with any acquisition or transfer of shares (participation interests) in any of the Group Companies or any legal predecessors thereof;
(d)	the acquisition of the Sale Shares by the Seller or any acquisitions of shares (participation interests) in any of the Group Companies not having been validly carried out in accordance with Applicable Laws and Organisational Documents of the Group Companies or any legal predecessors thereof;
(e)	any aspect of formation or reorganisation of a Group Company not having been validly carried out in accordance with Applicable Laws; and/or
(f)	any aspect of the issue of Sale Shares or any shares or participation interests issues by any Group Company or any legal predecessors thereof not having been validly carried out in accordance with the Applicable Laws, in each case, prior to Completion (“Title Indemnity”);

8.9.2	any Third Party Claims in connection with the Restructuring, including where they arise out of a failure to comply with Applicable Law (“Restructuring Indemnity”);
8.9.3	any loss of the Intellectual Property Rights in [***], whether in whole or in part, as the result of or in connection with any event, fact, circumstance, or action taking place prior to the Completion Date, including as the result of the Restructuring, and any failure to procure registration by [***] by Completion (the “IP Indemnity”);
8.9.4	any claim in respect of an unlawful use of any rights in any computer software against any Group Company as the result of or in connection with any event, fact, circumstance, or action taking place prior to the Integration Completion Date (the “IT Licences Indemnity”);
8.9.5	any Telephone Number Agreement:
(a)	is avoided, rescinded, repudiated, prematurely terminated (whether as a result of this Agreement, the sale of the Sale Shares, a breach by a Group Company, or any of their legal predecessors, or any Former Group Company, event of default or other termination right under such Telephone Number Agreement), or

(b)	is declared to be invalid, or
(c)	the service provider imposes any additional obligation on any Group Company,

in case of each of (a), (b) and (c) as a result of or in connection with any event, fact, circumstance or action prior to the Completion Date;

8.9.6	any claim in respect of any material breach, material misappropriation, or material unauthorized disclosure, intrusion, access, use or dissemination of any Personal Data by any person against any Group Company arising as a result of or in connection with any event, fact, circumstance or action prior to the Completion Date;
8.9.7	any claims, actions or proceedings by or on behalf of any Third Party having business dealings with Mr. Evgeny Lvov or any entities directly or indirectly owned or Controlled by Mr. Evgeny Lvov in relation to business similar to the Business, to the extent such claims, actions or proceeding are against the Sale Shares or any participation interest in any of the Group Companies and arise as a result of or in connection with any event, fact, circumstance or action relating to such business dealings prior to the Completion Date; or
8.9.8	(i) any fines imposed by a Governmental Authority prior to Completion and outstanding as of Completion and any fines imposed by a Governmental Authority as the result of an audit initiated by such Governmental Authority within twenty-four [***], in each case in connection with any Group Company’s non-compliance with the requirements of Applicable Law relating to the employment of any Employees of such Group Company, provided that with respect to audits initiated after [***] anniversary of [***], the indemnity in this clause (i) shall apply only to any fines imposed as the result of or in connection with any event, fact, circumstance, or action taking place prior to the Completion Date; and (ii) any costs incurred by the Buyer or the Group Companies in taking remedial actions mandated by a formal act, notice, or requirement issued by a Governmental Authority in relation to compliance with the requirements of Applicable Law relating to the employment of any Employees of the Group Companies, where such act, notice or requirement is issued as the result of an audit by such Governmental Authority initiated within [***], provided that with respect to audits initiated after the [***] anniversary of [***], the indemnity in this clause 8.9.8(ii) shall apply only to remedial actions in relation to non-compliance with the requirements of Applicable Law relating to the employment of any Employees of the Group Companies prior to the Completion Date (the “Labour Indemnity”); and
8.9.9	The Discharge Date not having occurred on the next operational day of [***] following the Completion Date.
8.10	All amounts due under Clause 8.9 shall be paid by the Seller to an Indemnified Person in full, without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax required by Applicable Law). If any deductions or withholdings are required by Applicable Law to be made from any of the sums payable under Clause 8.9, the Seller shall pay to such Indemnified Person any sum as will, after the deduction or withholding is made, leave such Indemnified Person with the same amount as it would have been entitled to receive without that deduction or withholding.
9.BUYER WARRANTIES

9.1	The Buyer warrants to the Seller that each of the Buyer Warranties is true and accurate on the date of this Agreement.
9.2	Each of the paragraphs in Schedule 8 (Buyer Warranties):
9.2.1	shall be construed as a separate and independent warranty; and
9.2.2	unless expressly provided in this Agreement, shall not be limited by reference to any other paragraph in Schedule 8 (Buyer Warranties) or by any other provision of this Agreement.
9.3	The Buyer Warranties shall not be extinguished or affected by Completion.
10.LIMITATION OF THE SELLER’S LIABILITY
10.1	Time Limitation for Claims
10.1.1	If the Buyer becomes aware of any potential Claim, the Buyer shall as soon as reasonably practicable give a notice of the Claim in writing to the Seller specifying the matters set out in Clause 11.1. Subject to Clause 10.1.2, failure to give any notice under this Clause will in no way prejudice the Buyer’s ability to bring a Claim except that the Seller shall not be liable for such Claim to the extent that its liability under such Claim has arisen or increased as a result of such failure.
10.1.2	The Seller shall not be liable for any Claim unless a notice of the Claim is given by the Buyer to the Seller specifying the matters set out in Clause 11.1:
(a)	in respect of any Claim for breach of any Fundamental Warranty, [***] following the Completion Date;
(b)	in respect of any Tax Claim, the last date of the period which is [***] after the Completion Date provided that if upon expiry of such period a Tax Audit of any Group Company in respect of a period prior to Completion has been notified or is ongoing then such time period shall be extended to amount to [***] after the Completion Date;
(c)	in respect of a Claim under the Title Indemnity, [***] following the Completion Date;
(d)	in respect of any Indemnity Claim (other than a Claim under the Tax Indemnity or Title Indemnity), [***] following the Completion Date;
(e)	in respect of any other Claim, [***] following the Completion Date.
10.1.3	The Seller shall not be liable for any Claim (that has not been previously satisfied or settled between the Seller and the Buyer or withdrawn by the Buyer) unless the Buyer issues and serves legal proceedings on the Seller in respect of such Claim within [***] of the date on which the Buyer notified the Seller of the Claim in accordance with Clause 10.1.1. In respect of a Claim referred to in Clause 10.11, such legal action need not be brought until [***] after the first of the loss becoming ascertainable or ceasing to be contingent.
10.2	Minimum Claims
10.2.1	The Seller shall not be liable for any individual Warranty Claim or a Claim under a Tax Warranty (or a series of such Claims arising from substantially identical facts or circumstances) where the liability Determined for any such Claim or series of such Claims does not exceed [***] (the “Minimum Claim Amount”).
10.2.2	Subject to the threshold set out in Clause 10.3.1, where the liability Determined in respect of any such Warranty Claim or a Claim under a Tax Warranty or series of such Claims exceeds the Minimum Claim Amount, the Seller shall be liable for the amount of such Claim or series of such Claims as Determined and not just the excess.
10.3	Aggregate Minimum Claims
10.3.1	The Seller shall not be liable for any individual Warranty Claim or a Claim under a Tax Warranty unless the aggregate amount of all Claims which satisfy the Minimum Claim Amount and for which the Seller would be liable in the absence of this Clause 10.3.1, exceeds [***].
10.3.2	Where the liability Determined in respect of all Claims which satisfy the Minimum Claim Amount exceeds [***], the Seller shall be liable for the aggregate amount of all such Claims as Determined and not just the excess.
10.4	Maximum Liability
10.4.1	The aggregate liability of the Seller for:
(a)	all Claims shall not exceed [***];
(b)	all Tax Claims shall not exceed [***];
(c)	all IP Claims shall not exceed [***];
(d)	all Title Claims shall not exceed [***];
(e)	all Indemnity Claims under the Labour Indemnity shall not exceed [***];
(f)	all Claims, other than: (i) Fundamental Claims, (ii) Tax Claims, (iii) IP Claims, (iv) Title Claims, (v) Indemnity Claims under the Labour Indemnity and (vi) Claims under Clause 4 (Completion Consideration; Adjustment), shall not exceed [***].
10.5	Matters Arising Subsequent to this Agreement

The Seller shall not be liable for any Warranty Claim or a Claim under a Tax Warranty to the extent that such Claim has arisen or is increased as a result of:

10.5.1	any matter or thing done or omitted to be done pursuant to and in compliance with a Transaction Document or otherwise at the request in writing or with the approval in writing of the Buyer;
10.5.2	any act, omission or transaction of the Buyer or other Buyer’s Immediate Group Company done, committed or effected:
(a)	in the knowledge that such act, omission or transaction might give rise to, or increase the extent of, such Claim or in circumstances where such Claim was reasonably foreseeable as a result of such act, omission or transaction; or

(b)	otherwise than in order to comply with Applicable Law or pursuant to a legally binding commitment to which any Group Company or a Buyer Group Company is subject on or before Completion;
10.5.3	a breach of any Transaction Document by a Buyer Group Company that is a party to such Transaction Document;
10.5.4	the passing of, or any change in, after the date of this Agreement, any law, rule or regulation of any Governmental Authority not actually (or prospectively) in effect at the date of this Agreement including any law, rule or regulation passed after the date of this Agreement but taking effect retrospectively;
10.5.5	a change after the date of this Agreement in the interpretation or administration of any law, rule or regulation by any Governmental Authority;
10.5.6	any change in accounting policy, principles, methods, bases or practice of any Buyer Group Company or Group Company introduced or having effect after Completion; or
10.5.7	any change in financial reporting standards introduced or having effect after the date of this Agreement.
10.6	No Double Recovery and no Double Counting

No Party may recover for breach of or under this Agreement or otherwise more than once in respect of the same Loss suffered or amount for which the Party is otherwise entitled to claim (or part of such Loss or amount), and no amount (or part of any amount) shall be taken into account, set off or credited more than once for breach of or under this Agreement or otherwise, with the intent that there will be no double counting for breach of or under this Agreement or otherwise.

10.7	Mitigation of Losses

Nothing in this Agreement impairs any Party’s common law duty of mitigation. The Buyer shall use reasonable endeavours to mitigate any Losses, costs or liabilities suffered or incurred by it, any other member of the Buyer’s Group or, following Completion, any Group Company in consequence of any fact, matter, event or circumstances giving rise to a Warranty Claim.

10.8	Allowances, Provisions or Reserves
10.8.1	The Seller shall not be liable for any Warranty Claim to the extent that a specific and proper allowance, provision or reserve has been made in the Accounts for the matter giving rise to such Warranty Claim.
10.8.2	The Seller shall not be liable in respect of any Warranty Claim to the extent that any matter giving rise to the Warranty Claim is specifically and properly included as a liability into the Accounts.
10.9	Fraud

None of the limitations contained in this Clause 10 shall apply to the extent a liability arises or is increased as a result of fraud or fraudulent misrepresentation by the Seller, the directors of the Seller or [***].

10.10	Matters Capable of Remedy

To the extent that the subject matter of a Claim is capable of remedy, the Seller will not be liable in respect of that Claim to the extent that it remedies the relevant breach without a loss, cost or liability to the Buyer or any Group Company within [***] following notification of a Claim by the Buyer to the Seller under Clause 10.1.1.

10.11	Contingent or Non-quantifiable Claims

The Seller shall not be liable in respect of any Claim to the extent that such Claim is based upon a liability which is contingent only or is otherwise not capable of being quantified unless and until such liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be, and is due and payable; provided that this Clause 10.11 shall not operate to avoid a Claim made in respect of a contingent or unquantifiable liability of which notice is given by the Buyer under Clause 10.1.1 within the applicable time limits specified in Clause 10.1.2 if the notice of such Claim has been given (together with such material details relating to that Claim of which the Buyer shall be aware when giving it) before the expiry of the relevant period (even if such liability does not become an actual or quantifiable liability, as the case may be, until after the expiry of such period).

10.12	Recovery from Third Parties

Where, following the Completion Date, the Buyer or any Group Company is entitled to recover from any Third Party an amount (the “Recovery Amount”) in respect of any matter or event which gives rise to a Warranty Claim or an Indemnity Claim (including under any insurance policy):

10.12.1	the Buyer shall not be restricted from pursuing that Warranty Claim or Indemnity Claim or any other Claim in relation to the same subject matter against the Seller;
10.12.2	the Buyer shall notify the Seller of such entitlement as soon as reasonably practicable, unless the disclosure of such entitlement would cause the Buyer or any Group Company to breach a confidentiality obligation;
10.12.3	if the Third Party in question is an insurance company, the Buyer shall, or shall cause the relevant Group Company to, take all reasonable actions to recover the Recovery Amount from such insurance company under such Group Company’s insurance policy, and keep the Seller reasonably informed of the progress of such recovery, unless the provision of such information would cause the Buyer or any Group Company to breach a confidentiality obligation;
10.12.4	if the Third Party in question is not an insurance company, the Buyer shall assign its claim against such Third Party to the Seller only if all of the following conditions are satisfied:
(a)	the Seller pays and settles in full to the Buyer the amount of such Warranty Claim or such Indemnity Claim before the Buyer so assigns its claim against such Third Party to the Seller;
(b)	the Buyer’s claim against such Third Party is capable of being assigned (including by virtue of a provision allowing such assignment in a contract or arrangement with such Third Party); and
(c)	such assignment does not prejudice legitimate business interests of the Buyer,

provided that if the Buyer refuses to assign the claim against such Third Party to the Seller on the basis set out in Clause 10.12.4(c), it shall provide the Seller with an explanation of what legitimate interests of the Buyer may be prejudiced by such assignment.

10.12.5	in the event the Buyer does not assign its claim against a Third Party by operation of Clause 10.12.3 or Clause 10.12.4:
(a)	any sum recovered by the Buyer from the Third Party (the “Recovered Amount”) before Determination of the Warranty Claim or Indemnity Claim (less any costs and expenses incurred by the Buyer or such Group Company in recovering the Recovered Amount and any Taxation attributable to or suffered in respect of the Recovered Amount), will reduce the amount of such Claim by an equivalent amount; and
(b)	if recovery of the Recovered Amount is delayed until after such Claim has been satisfied by the Seller, the Buyer shall repay to the Seller the amount so recovered (less any costs and expenses incurred by the Buyer or such Group Company in recovering the Recovered Amount and any Taxation attributable to or suffered in respect of the Recovered Amount) up to the amount of such Claim satisfied by the Seller.
10.13	Indirect Losses

The Seller shall not be liable under or in connection with this Agreement (including pursuant to or under an Indemnity Claim) in respect of any indirect or consequential losses, any punitive or exemplary damages, in each case whether due to a breach of contract, breach of warranty, gross negligence, negligence or otherwise, whether actual or prospective.

10.14	General
10.14.1	Until Completion has taken place in accordance with the terms and conditions of this Agreement:
(a)	the Buyer may not make any Warranty Claim or Indemnity Claim; and
(b)	the Seller shall not be subject to any liability under any Warranty Claim or Indemnity Claim.
10.14.2	The Buyer confirms that, as of the date of this Agreement, it is not aware of any matter that constitutes a breach of this Agreement or which entitles it to make a Claim.
11.CLAIMS
11.1	Notification of Claims

Notice of any Claim for breach of or under this Agreement shall be given by the Buyer to the Seller as contemplated under Clause 10.1.1 and within the time limits specified in Clause 10.1.2 and shall specify in reasonable detail the legal and factual basis of the Claim and setting out (to the extent possible) the Buyer’s reasonable estimate of the amount of losses, costs and liabilities which is, or is to be, the subject of the Claim (including any losses which are contingent on the occurrence of any future event).

11.2	Conduct of Third Party Claims
11.2.1	If the chief legal officer of the Buyer becomes aware of a claim in writing by a Third Party other than a Third Party Tax Claim (the “Third Party Claim”) which might be reasonably expected to result in a Warranty Claim or Indemnity Claim being made, the Buyer shall:
(a)	give the Seller written notice of such Third Party Claim as soon as reasonably practicable (and in any event within [***] of the chief legal officer of the Buyer becoming aware of such written Third Party Claim) together with relevant documentation and information actually available to the Buyer in relation thereto as at the date of such notice; provided that any such notice shall not be deemed to constitute a notice under Clause 10.1.1 unless the Buyer otherwise specifies;
(b)	consult with the Seller as to the manner in which such Third Party Claim might be avoided, resolved or compromised, giving all reasonable weight and consideration to proposals for the same made by the Seller; and
(c)	subject to consultation and the provision of information to the Seller set out in this Clause 11.2 above, retain conduct of such Third Party Claim and act reasonably and in good faith in taking such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest Third Party Claim (including making counterclaims or other claims against third parties).
11.2.2	If the Buyer would be entitled to make a Warranty Claim or Indemnity Claim as a result of, or in connection with, a Third Party Claim, then the Buyer shall not, and shall procure that no other member of the Buyer’s Group shall, admit liability in respect of such Third Party Claim, and shall procure that such Third Party Claim shall not be compromised, disposed of or settled without:
(a)	the Buyer giving written notice to the Seller of the intention to admit, compromise, dispose or settle such Third Party Claim, such notice to contain reasonable details of such Third Party Claim to the extent not already provided to the Seller in accordance with Clause 11.2.1(a);
(b)	the Buyer promptly providing such further details of the Third Party Claim as may be reasonably requested by the Seller for the purposes of developing proposals referred to in Clause 11.2.2(c); and
(c)	the Buyer giving all reasonable weight and consideration to proposals of the Seller with respect to such Third Party Claim which may be provided by the Seller within [***] from receipt of the notice referred to in Clause 11.2.2(a) or such shorter period as the Buyer may notify to the Seller as is required to comply with a procedural order or the rules of procedure of a court or arbitral tribunal considering such Third Party Claim.
12.LIMITATION OF THE BUYER’S LIABILITY
12.1	Time Limitation for Seller Claims
12.1.1	If the Seller becomes aware of any potential Seller Claim, the Seller shall as soon as reasonably practicable give a notice of the Seller Claim in writing to the Buyer specifying in reasonable detail the legal and factual basis of the Seller Claim and setting out (to the extent possible) the Seller’s reasonable estimate of the amount of losses, costs and liabilities which is, or is to be, the subject of the Seller Claim (including any losses which are contingent on the occurrence of any future event). Subject to Clause 12.1.2, failure to give any notice under this Clause will in no way prejudice the Seller’s ability to bring such Seller Claim except that the Buyer shall not be liable for such Seller Claim to the extent that its liability under such Seller Claim has arisen or increased as a result of such failure.
12.1.2	The Buyer shall not be liable for any claim by the Seller unless a notice of such claim is given by the Seller to the Buyer specifying the matters set out in Clause 12.1.1:
(a)	in respect of any Seller Claim for breach of any Buyer Warranty set out in Schedule 8 (Buyer Warranties), [***] following the Completion Date;
(b)	in respect of any other Seller Claim (except for any Seller Claim in relation to payment of all or a portion of the Purchase Price, including all or a portion of the Deferred Consideration), [***] following the Completion Date; and
(c)	in respect of any Seller Claim [***] following the date on which the relevant portion of the Purchase Price is due in accordance with this Agreement.
12.1.3	The Buyer shall not be liable for any Seller Claim (that has not been previously satisfied or settled between the Buyer and the Seller or withdrawn by the Seller) unless the Seller issues and serves legal proceedings on the Buyer in respect of such Seller Claim within [***] of the date on which the Seller notified the Buyer of the Seller Claim in accordance with Clause 12.1.1. In respect of a Seller Claim referred to in Clause 12.4, such legal action need not be brought until [***] after the first of the loss becoming ascertainable or ceasing to be contingent.
12.2	Maximum Liability

The aggregate liability of the Buyer in respect of all Seller Claims shall not exceed the aggregate amount of [***] (subject to all adjustments thereto under this Agreement and not including any interest (default or otherwise), penalties, costs or expenses incurred by the Seller in recovering any amount of the Purchase Price).

12.3	Fraud

None of the limitations contained in this Clause 12 shall apply to the extent a liability arises or is increased as a result of fraud or fraudulent misrepresentation by the Buyer.

12.4	Contingent or Non-quantifiable Claims

The Buyer shall not be liable in respect of any Seller Claim to the extent that such Seller Claim is based upon a liability which is contingent only or is otherwise not capable of being quantified unless and until such liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be, and is due and payable; provided that this Clause 12.4 shall not operate to avoid a claim made by the Seller in respect of a contingent or unquantifiable liability of which notice is given by the Buyer under Clause 12.1.1 within the applicable time limits specified in Clause 12.1.2 if the notice of such Seller Claim has been given (together with such material details relating to that Seller Claim of which the Seller shall be aware when giving it) before the expiry of the relevant period (even if such liability does not become an actual or quantifiable liability, as the case may be, until after the expiry of such period).

12.5	Indirect Losses

The Buyer shall not be liable under or in connection with this Agreement in respect of any indirect or consequential losses, any punitive or exemplary damages, in each case whether due to a breach of contract, breach of warranty, negligence or otherwise, whether actual or prospective.

12.6	General
12.6.1	Until Completion has taken place in accordance with the terms and conditions of this Agreement:
(a)	the Seller may not make any Seller Claim under a Buyer Warranty; and
(b)	the Buyer shall not be subject to any liability under any Seller Claim under a Buyer Warranty.
12.6.2	The Seller confirms that, as of the date of this Agreement, it is not aware of any matter that constitutes a breach of this Agreement or which entitles it to make a Seller Claim under a Buyer Warranty.
12.7	Conduct of Third Party Claims
12.7.1	If the CEO or chief legal officer of the Seller becomes aware of a written Third Party Claim which might be reasonably expected to result in a Seller Claim under a Buyer Warranty being made, the Seller shall:
(a)	give the Buyer written notice of such Third Party Claim as soon as reasonably practicable (and in any event within [***] of the CEO or chief legal officer of the Seller becoming aware of such written Third Party Claim) together with relevant documentation and information actually available to the Seller in relation thereto as at the date of such notice; provided that any such notice shall not be deemed to constitute a notice under Clause 12.1.1 unless the Seller otherwise specifies;
(b)	consult with the Buyer as to the manner in which such Third Party Claim might be avoided, resolved or compromised, giving all reasonable weight and consideration to proposals for the same made by the Buyer; and
(c)	subject to consultation and the provision of information to the Buyer set out in this Clause 12.7.1 above, retain conduct of such Third Party Claim and act reasonably and in good faith in taking such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest Third Party Claim (including making counterclaims or other claims against third parties).
12.7.2	If the Seller would be entitled to make a Seller Claim under a Buyer Warranty as a result of, or in connection with, a Third Party Claim, then the Seller shall not, and shall procure that no other member of the Seller’s Group shall, admit liability in respect of such Third Party Claim, and shall procure that such Third Party Claim shall not be compromised, disposed of or settled without:
(a)	the Seller giving written notice to the Buyer of the intention to admit, compromise, dispose or settle such Third Party Claim, such notice to contain reasonable details of such Third Party Claim to the extent not already provided to the Seller in accordance with Clause 12.7.1(a);

(b)	the Seller promptly providing such further details of the Third Party Claim as may be reasonably requested by the Buyer for the purposes of developing proposals referred to in Clause 12.7.1(c); and
(c)	the Seller giving all reasonable weight and consideration to proposals of the Buyer with respect to such Third Party Claim which may be provided by the Buyer within [***] from receipt of the notice referred to in Clause 12.7.2(a) or such shorter period as the Seller may notify to the Buyer as is required to comply with a procedural order or the rules of procedure of a court or arbitral tribunal considering such Third Party Claim.
13.RESTRICTIVE COVENANTS
13.1	The Seller covenants with the Buyer and each Group Company that it shall not (and shall procure that no Seller Related Entity shall):
13.1.1	at any time during the period of [***] commencing on the Completion Date (the “Restricted Period”), directly or indirectly [***];
13.1.2	at any time during the Restricted Period:
(a)	directly or indirectly [***]; or
(b)	consult with, advise or provide any other services for compensation to, [***];
13.1.3	at any time during the Restricted Period, have any business dealings with, or solicit, entice or attempt to entice away, [***];
13.1.4	at any time during the Restricted Period:
(a)	[***]; or
(b)	[***];

provided that the provisions of this Clause 13.1.4 shall not prevent any Seller Related Entity from placing a general advertisement for the recruitment of personnel or the engagement of any consultant and engaging any person as an Employee or consultant who responds to it.

13.1.5	at any time after Completion, engage in any trade or business or be associated with any person firm or company engaged in any trade or business, using:
(a)	the name “Vezet”, “Vezem”, “Rutaxi”, “Leader”, “Mini”, “Taxi Saturn”, “Red Taxi”, “Fasten”, “Везёт”, “Везем”, “Рутакси”, “Лидер”, “Мини”, “Такси Сатурн”, “Ред Такси”, “Фастен”, “Грандкортеж” or any name incorporating the words “Vezet”, “Vezem”, “Rutaxi”, “Leader”, “Mini”, “Taxi Saturn”, “Red Taxi”, “Fasten”, “Везёт”, “Везем” “Рутакси”, “Лидер”, “Мини”, “Такси Сатурн”, “Ред Такси”, “Фастен”, “Грандкортеж”;
(b)	any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by any Group Company in connection with the Business; or

(c)	anything which is, in the reasonable opinion of the Buyer, capable of confusion with the words, mark, name, design or logo referred to in Clauses 13.1.5(a) or 13.1.5(b);
13.1.6	at any time after Completion, present itself or permit itself to be presented as:
(a)	connected in any capacity with any Group Company; or
(b)	interested or concerned in any way in the Sale Shares (or any of them); or
13.1.7	at any time after Completion, do or say, write or publish or broadcast anything which may be harmful to the reputation of any Group Company.
13.2	The covenants in Clause 13.1 are intended for the benefit of, and shall be enforceable by, each of the Buyer and each Group Company and shall apply to actions carried out by the Seller (or any Seller Related Entity) in any capacity (including as shareholder, partner, director, principal, consultant, officer, agent, adviser or otherwise) and whether directly or indirectly, on its own behalf or on behalf of, or jointly with, any other person.
13.3	Nothing in Clause 13.1 shall prevent the Seller (or any Seller Related Entity) from:
13.3.1	holding for investment purposes only:
(a)	units of any authorised unit trust; or
(b)	not more [***] of any class of shares or securities of any privately held company other than a Named Competitor; or
(c)	not more than [***] of any class of shares or securities of any company traded on a recognised investment exchange (within the meaning of the Financial Services and Markets Act 2000).
13.3.2	continuing:
(a)	to operate the Business operated by the Seller and the Former Group Companies at the date of this Agreement during (i) the Integration Period and (ii) the shorter period of [***] following the Integration Period and [***]; or
(b)	to hold an equity interest in any Former Group Companies other than the Group Companies following Completion; or
(c)	complying with Applicable Law.
13.4	The provisions of Clause 13.1.4 shall lapse and cease to apply to any Restricted Person whose employment or engagement with the Company or any Group Company (or any other member of the Buyer’s Group) is terminated by, at the request or with the consent of the Company, the relevant Group Company or such other member of the Buyer’s Group, as applicable.
13.5	Each of the covenants in Clause 13.1 is a separate undertaking by the Seller and shall be enforceable by the Buyer and each Group Company separately and independently of their right to enforce any one or more of the other covenants contained in that Clause.
13.6	The Parties acknowledge that the Seller has confidential information relating to the Business and that the Buyer is entitled to protect the goodwill of the Business as a result of buying the

Sale Shares. Accordingly, each of the covenants in Clause 13.1 is considered fair and reasonable by the Parties.
13.7	The Seller acknowledges that it has had the opportunity to take independent advice on the provisions of this Clause 13 (Restrictive Covenants). While those provisions are considered by the Parties to be reasonable in all the circumstances, it is agreed that if any of those restrictions, by themselves or taken together, are adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Buyer but would be adjudged reasonable if part or parts of their wording were deleted or amended or qualified or the periods referred to were reduced or the range of products and/or services or area dealt with were reduced in scope, then the relevant restriction or restrictions shall apply with such modification or modifications as may be necessary to make it or them valid and effective.
13.8	The consideration for the covenants in Clause 13.1 is included in the Purchase Price.
13.9	Each Group Company may enforce the terms of this Clause 13 (Restrictive Covenants) in accordance with the Contracts (Rights of Third Parties) Act 1999, provided always that, as a condition thereto, any such Group Company shall:
13.9.1	obtain the prior written consent of the Buyer; and
13.9.2	not be entitled to assign its rights under this Clause 13 (Restrictive Covenants).
13.10	At any time after Completion, the Buyer shall not, and shall procure that none of the Buyer Group Companies shall, make an adverse statement or remark about the Seller or its shareholders to a third party.
14.COVENANTS AND UNDERTAKINGS
14.1	Subject to Completion occurring, the Seller:
14.1.1	confirms, warrants and undertakes that at Completion:
(a)	neither it nor any Seller Related Entity will have any claim on any account whatsoever outstanding against any of the Directors, officers, Employees of any Group Company and that no agreement or arrangement will be outstanding under which any such person has any obligation of any kind to any Seller Related Entity; and
(b)	neither it nor any Seller Related Entity will have any claim on any account whatsoever outstanding against any Group Company; and
(c)	no agreement or arrangement will be outstanding under which any Group Company will have an obligation of any kind to any Seller Related Entity, other than claims and obligations under (i) the Local Services Agreements, (ii) trademark licences from the Group Companies to the Former Group Companies as listed in schedules to the Local Services Agreements, collectively, the “Surviving Agreements”; and
14.1.2	except for the claims or obligations existing under the Surviving Agreements, to the extent that any such claim or obligation exists, irrevocably and unconditionally waives such claim or obligation and releases each Group Company and any such person (except, in the case of such Director, officer or Employee, in the case of fraud) from any liability whatsoever in respect of such claim or obligation.
14.2	The Seller shall, and shall procure that each Seller Related Entity shall, following Completion:

14.2.1	send to the Buyer all papers, books, accounts and other records relating wholly or predominantly to any Group Company in the possession or control of the Seller or Seller Related Entities and which are not kept at any of the Properties; provided that:
(a)	the Seller and the relevant Seller Related Entities may keep in their possession or control such papers, books, accounts and other records relating wholly or predominantly to any Group Company that are reasonably necessary to the Seller and the Former Group Companies to perform their respective obligations under Schedule 12 (Post-Completion Integration) (the “Integration Records”) for the duration of [***], provided that the Seller shall, and shall procure that the Seller Related Entities shall, upon request, promptly provide to the Buyer copies of the relevant Integration Records; and
(b)	following [***], the Seller and the relevant Seller Related Entities shall send to the Buyer all Integration Records (except for those Integration Records which the Seller Related Entities are required to keep in accordance with Applicable Law, in respect of which the Seller shall send to the Buyer a copy thereof);
14.2.2	at all reasonable times during normal business hours and on reasonable advance notice, provide the Buyer and each Group Company, together with their Representatives, with access to, and copies of, any other papers, books, accounts or other records (in whatever form) which relate to any Group Company and which the Seller and/or other relevant Seller Related Entity are obliged to keep under the Applicable Law (the “Retained Records”) other than those referred to in Clause 14.2.1; provided that neither the Seller, nor any Seller Related Entity shall be obliged to provide the Buyer with, or allow access to any Retained Records that constitute:
(a)	information that would violate any Applicable Law;
(b)	information the disclosure of which would jeopardise any attorney-client privilege available to the Seller or any other Seller Group Company relating to such information;
(c)	information the disclosure of which would cause the Seller or any Seller Group Company to breach a confidentiality obligation, unless the Buyer undertakes to keep any such information confidential (except as required by Applicable Law) and in such case the Seller or any Seller Related Entity shall be obliged to provide the Buyer with, or allow access to, such information; and
(d)	any auditors’ and accountants’ work papers except in accordance with their normal disclosure procedures and then only after entering into their customary agreement relating to access; and
14.2.3	retain safely and securely all Retained Records that are in the possession or control of the Seller or any Seller Related Entity, and not dispose of or destroy any Retained Records, until at least the [***] of Completion (or such longer period as may be required under the Applicable Law), and thereafter not dispose of or destroy any of the Retained Records, without first giving the Buyer at least [***] notice of the intention to do so and giving the Buyer the opportunity to review and to take possession of or copy any of such Retained Records.

14.3	Each Group Company, and (in the case of Clause 14.1 only) each Director, Employee and professional adviser of a Group Company, may enforce the terms of Clauses 8.2, 14.1, and 14.2 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided always that, as a condition thereto, any such person shall:
14.3.1	obtain the prior written consent of the Buyer; and
14.3.2	not be entitled to assign its rights under such Clauses.
14.4	In respect of the relevant Employees of the Group Companies and the relevant Former Group Companies following Completion, the Buyer and the Seller shall perform certain actions and make agreed payments as set out in Schedule 4 (Employee Matters);
14.5	Agreed Software:
14.5.1	The Buyer agrees to acquire (or procure that a Buyer Related Person acquires) valid licenses to the Agreed Software for the use by the Group Companies (“Agreed Software Licences”), provided that the relevant cost incurred by the Buyer (or the Buyer Related Person) shall not exceed [***] (the “Agreed Software Costs”).
14.5.2	The Buyer shall [***] following such acquisition notify the Seller in writing of the Agreed Software Costs and, upon request, shall provide to the Seller such additional confirmation of the Agreed Software Costs incurred as the Seller may reasonably request. The Seller shall compensate the Agreed Software Costs to the Buyer, and the Buyer shall be entitled to withhold the amount of the Agreed Software Costs from the Deferred Consideration or the Integration Consideration.
14.6	The Seller shall, and shall procure that:
14.6.1	each Seller Related Entity shall, terminate the trademark licenses referred to in Clause 14.1.1(c) with effect from Integration Completion Date and submit the relevant termination agreements for registration with Rospatent; and
14.6.2	prior to Completion, Vezet Dobro LLC unconditionally, irrevocably and absolutely transfers all the Intellectual Property Rights in trademark No. 631909 (НЕСЁМ ДОБРО) to Kronos and registers such transfer with Rospatent no later than [***].
15.ANNOUNCEMENTS
15.1	Subject to Clause 15.2, neither Party shall make, or permit any person to make, any Announcement concerning the existence, content or subject matter of this Agreement (or any document entered into pursuant to this Agreement) without the prior written consent of the other Party (such consent not to be unreasonably conditioned, withheld or delayed).
15.2	Clause 15.1 shall not apply to the extent an Announcement is required:
15.2.1	by Applicable Law or regulation;
15.2.2	by any Governmental Authority or any regulatory or supervisory authority or any relevant securities exchange, or by any court, arbitral body or other authority of competent jurisdiction,

in each case to which any relevant Party is subject, whether or not the same has the force of law.  In such circumstances, the Party required to make an Announcement shall promptly notify the other Party and shall, to the extent reasonably practicable, consult with, and make all reasonable attempts to agree with, the such other Party on the timing, contents and manner of the release of any such Announcement before making it.

15.3	Without prejudice to Clauses 15.1 and 15.2, between the date of this Agreement and the Integration Completion Date the Parties shall (subject to the requirements of Applicable Law) agree the terms and manner of, and the timetable for, any Announcement or circular or other communication to employees, customers, suppliers, distributors, sub-contractors and other interested parties of the Parties and/or the Group Companies and to any applicable Governmental Authorities or other bodies and to the media or otherwise regarding this Agreement and all such Announcements or circulars or other communications shall be made in accordance with such agreement.
16.CONFIDENTIALITY
16.1	The Seller undertakes to each of the Buyer, each member of the Buyer’s Group and each Group Company that it shall, and shall procure that each members of the Seller’s Group shall, in each case except as expressly permitted by this Clause 16 (Confidentiality):
16.1.1	keep confidential:
(a)	the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement;
(b)	the negotiations relating to this Agreement (and any such other agreements);
(c)	all Confidential Information relating to any Group Company, the Business, the Integration or any member of the Buyer’s Group; and
(d)	[***],

(together, the “Buyer Protected Information”);

16.1.2	not disclose any of the Buyer Protected Information in whole or in part to any person; and
16.1.3	not make any use of any of the Buyer Protected Information.
16.2	The Buyer undertakes to each of the Seller and each member of the Seller’s Group that it shall, and shall procure that the members of the Buyer’s Group shall, in each case except as expressly permitted by this Clause 16 (Confidentiality):
16.2.1	keep confidential:
(a)	the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement;
(b)	the negotiations relating to this Agreement (and any such other agreements); and
(c)	all Confidential Information relating to the Seller or any other member of the Seller’s Group,

(together, the “Seller Protected Information”);

16.2.2	not disclose any of the Seller Protected Information in whole or in part to any person; and
16.2.3	not make any use of any of the Seller Protected Information.
16.3	The obligations set out in Clauses 16.1 and 16.2 shall not apply, or shall cease to apply, to:
16.3.1	any Protected Information disclosed with the prior written consent of the Party whose Protected Information would be disclosed;
16.3.2	except for all Confidential Information relating to the Seller or any other member of the Seller’s Group (other than the Group Companies), any Protected Information which the Buyer proposes to provide (or does provide) after Completion to any person:
(a)	to whom the Buyer is considering selling some or all of the Sale Shares (or to whom it is proposed that any Group Company (or all or a material part of the business or assets of any Group Company) be sold), or to whom it proposes to assign all or any of its rights under and in accordance with this Agreement, for the purpose of enabling the proposed transferee or assignee to evaluate the proposed transfer or assignment;
(b)	who is a potential funder, financier or investor (together with their respective Representatives) of the Buyer or any member of the Buyer’s Group, or to whom the Buyer or any member of the Buyer’s Group is proposing to grant any security; or
(c)	who is an adviser for the purpose of advising the Buyer in connection with the transactions contemplated by the Transaction Documents or by Clause 16.3.2(a);

provided that such disclosure is essential for these purposes and, in respect of each of Clauses 16.3.2(a) to 16.3.2(c) (inclusive), that the Buyer shall procure that such person treat that Protected Information as confidential;

16.3.3	except for all Confidential Information relating to the Buyer or any other member of the Buyer’s Group (including the Group Companies), any Protected Information which the Seller proposes to provide (or does provide) after Completion to any person who is an adviser for the purpose of advising the Seller in connection with the transactions contemplated by the Transaction Documents; provided that such disclosure is essential for these purposes and that the Seller shall procure that such person treat that Protected Information as confidential;
16.3.4	any Protected Information which prior to its disclosure was already lawfully known by such person (or which was subsequently disclosed or becomes available to such person):
(a)	without any obligation on such person to maintain its confidentiality or otherwise restricting its use or disclosure; and
(b)	if such Protected Information was obtained by such person from another person, such other person was not bound by any obligation to keep such Protected Information confidential;
16.3.5	any Protected Information which, at the time of its disclosure or subsequently, was or has become a part of the public domain otherwise than as a consequence of a breach of this Agreement or any other duty or obligation of confidentiality by any person; or
16.3.6	any Protected Information which the relevant Party is required to disclose by any Applicable Law, the rules or regulations of any applicable Governmental Authority or any relevant securities exchange, or by any court, arbitral body or other authority of competent jurisdiction, or any Tax Authority, in each case to which such person is subject, whether or not the same has the force of law.
16.4	The burden of proof lies with the Party seeking to rely on Clause 16.3.6 to demonstrate that any of the circumstances set out in Clause 16.3.6 applies to any Protected Information.
16.5	If the Party seeking to rely on Clause 16.3.6 is required to disclose any Protected Information for the purpose set out in Clause 16.3.6, prior to such disclosure such Party will (unless prohibited to do so by law) give to the other Party prompt written notice of the information which the first Party proposes to disclose (being the minimum amount of information consistent with satisfying its obligations) and will take into account any reasonable comments which the other Party may have in relation to the content, timing and manner of despatch of the disclosure and take such steps as the other Party may reasonably require to enable the other Party to mitigate the extent of or avoid the requirement of any such disclosure.
17.FURTHER ASSURANCE
17.1	The Seller shall, and shall procure that any Seller Related Entity shall (and shall use reasonable endeavours to procure that any relevant third party shall), at its own expense, promptly execute and deliver such documents and perform such acts as the Buyer may reasonably require from time to time for the purpose of transferring the Sale Shares and giving full effect to this Agreement and any documents entered into pursuant to this Agreement and otherwise to confer on the Buyer the full benefit of the rights, powers and remedies purported to be conferred upon the Buyer under this Agreement and any such documents.
17.2	The Buyer shall, and shall procure that any Buyer Related Person shall (and shall use reasonable endeavours to procure that any relevant third party shall), at its own expense, promptly execute and deliver such documents and perform such acts as the Seller may reasonably require from time to time for the purpose of giving full effect to this Agreement and any documents entered into pursuant to this Agreement and otherwise to confer on the Seller the full benefit of the rights, powers and remedies purported to be conferred upon the Seller under this Agreement and any such documents.
18.GOVERNING LAW AND DISPUTE RESOLUTION
18.1	This Agreement and any Dispute shall be governed by and construed in accordance with the laws of England.
18.2	Any Dispute shall be referred to and finally resolved by arbitration under the Arbitration Rules of the London Court of International Arbitration (“LCIA”) then in force (the “Rules”), which are deemed to be incorporated by reference into this Clause 18 (Governing Law and Dispute resolution), and capitalised terms used in this Clause 18 (Governing Law and Dispute resolution) which are not otherwise defined in this Agreement have the meaning given to them in the Rules.
18.3	There shall be three (3) arbitrators, one of which shall be nominated by the claimant(s) and one of which shall be nominated by the respondent(s) in accordance with the Rules and the third, who shall be the Chairman of the tribunal, shall be nominated by the two party nominated arbitrators within [***] of the last of their appointments. In the event of any failure to nominate an arbitrator within the designated time period, the LCIA shall, at the written request of any party, make the remaining appointments forthwith. Notwithstanding any provision to the contrary in the Rules, the parties and arbitrators may nominate and the LCIA may appoint arbitrators (including the Chairman of the tribunal) from among the nationals of any country, whether or not a party is a national of that country.
18.4	The seat, or legal place, of arbitration shall be London, England, at a location to be determined by the tribunal. The language to be used in the arbitral proceedings shall be English. Where testimony or a document is provided in a language other than English, a translation of such testimony or document shall be provided in the English language, and shall be certified as a true, complete and accurate translation by a recognised translator.
18.5	Any such award shall be final and binding on the Parties and judgment upon the award may be entered in any court having jurisdiction and any right of appeal under the Arbitration Act 1996 or otherwise or reference of points of law to the courts is hereby waived, to the extent that such waiver can be validly made.
18.6	Each Party retains the right to seek interim, provisional or conservatory measures and to confirm and enforce any arbitral award, and any such request shall not be deemed incompatible with the agreement or a waiver of the right to arbitrate. The courts of England, Cyprus, the Netherlands or the Russian Federation shall have non-exclusive jurisdiction in respect of any such interim, provisional or conservatory measure. A Party may seek confirmation or enforcement of an arbitral award in any court having jurisdiction.
18.7	Each Party hereby consents generally in respect of any arbitration proceedings arising out of, or in connection with, this Agreement or a Dispute hereunder to the giving of any relief or the issue of any process in connection with such proceedings including the making, enforcement or execution against any property (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.
18.8	Each Party agrees that the arbitration agreement set out in this Clause 18 (Governing Law and Dispute resolution) and the arbitration agreement contained in each other Transaction Document (other than the Local Services Agreements and all documents entered into pursuant to the Local Services Agreements) shall together be deemed to be a single arbitration agreement.
18.9	Each Party consents to being joined to any arbitration commenced under any Transaction Document on the application of any other Party if the arbitral tribunal so allows, and subject to and in accordance with the Rules. Before the constitution of the arbitral tribunal, any party to an arbitration commenced pursuant to this Clause 18 (Governing Law and Dispute resolution) may effect joinder by serving notice on any party to any Transaction Document whom it seeks to join to the arbitration proceedings, provided that such notice is also sent to all other parties to the Dispute and the LCIA Court within [***] of service of the Request for Arbitration. The joined party will become a claimant or respondent party (as appropriate) to the arbitration proceedings and participate in the arbitrator appointment process set out in Clause 18.3.
18.10	An arbitral tribunal constituted under this Agreement may consolidate an arbitration hereunder with an arbitration under any other Transaction Document if the arbitration proceedings raise common questions of law or fact, and subject to and in accordance with the Rules. For the avoidance of doubt, this Clause 18.10 is an agreement in writing by all parties to any arbitrations to be consolidated for the purposes of Article 22.1(ix) of the Rules. If an arbitral tribunal has been constituted in more than one of the arbitrations in respect of which consolidation is sought pursuant to this Clause 18.10, the arbitral tribunal which shall have the power to order consolidation shall be the arbitral tribunal appointed in the arbitration with the earlier Commencement Date under Article 1.4 of the Rules (i.e., the first-filed arbitration). Notice of the consolidation order must be given to any arbitrators already appointed in relation to any of the arbitration(s) which are to be consolidated under the consolidation order, all parties to those arbitration(s) and the LCIA Registrar. Any appointment of an arbitrator in the other arbitrations before the date of the consolidation order will terminate immediately and the arbitrator will be deemed to be discharged. This termination is without prejudice to the validity of any act done or order made by that arbitrator or by any court in support of that arbitration before that arbitrator’s appointment is terminated; his or her entitlement to be paid proper fees and disbursements; and the date when any claim or defence was raised for the purpose of applying any limitation bar or any similar rule or provision. If this clause operates to exclude a Party’s right to choose its own arbitrator, each Party irrevocably and unconditionally waives any right to do so.
18.11	To the extent permitted by Applicable Law, each Party waives any objection, on the basis that a Dispute has been resolved in a manner contemplated by Clauses 18.9 to 18.10, to the validity and/or enforcement of any arbitral award.
18.12	Each Party agrees that any arbitration under this Clause 18 (Governing Law and Dispute resolution) shall be confidential to the Parties and the arbitrators, and that each Party shall therefore keep confidential, without limitation, the fact that the arbitration has taken place or is taking place, all non-public documents produced by any other Party for the purposes of the arbitration, all awards in the arbitration and all other non-public information provided to it in relation to the arbitral proceedings, including hearings, save to the extent that disclosure may be requested by a regulatory authority, or required of it by legal duty, to protect or pursue a legal right or to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.
18.13	The law of this arbitration agreement, including its validity and scope, shall be English law.
18.14	This arbitration agreement shall be binding upon any person who acquires rights under this Agreement by operation of law or otherwise. Any such person who intends to commence legal proceedings in relation to a Dispute arising out of or in connection with this Agreement shall, as a precondition of commencing such proceedings, give prior written notice to all the Parties to this Agreement that it agrees to be bound by this Clause 18 (Governing Law and Dispute resolution).
19.MISCELLANEOUS
19.1	Entire agreement
19.1.1	This Agreement and other Transaction Documents constitute the whole Agreement between the Parties relating to the subject matter of this Agreement to the exclusion of any terms implied by law (to the extent that the same may be excluded by contract) and supersede any previous discussion, arrangement, understanding or agreement between the Parties (whether written or oral) in relation to such subject matter. In particular (but without limitation), this Agreement and such documents supersede the Original Agreement.
19.1.2	Each Party acknowledges that, in entering into this Agreement and the other Transaction Documents, it is not relying on any statement, representation, assurance or warranty of any person (whether a Party to this Agreement or not) (a “Statement”) other than any Statement (an “Agreed Statement”) as expressly set out in this Agreement or such other Transaction Documents.
19.1.3	Each Party agrees and undertakes to the other Party that:
(a)	it shall have no rights, claims or remedies (and hereby irrevocably waives any such rights, claims or remedies) in relation to any Statement (including for any Statement made, repeated or deemed made, whether negligent or innocent) other than an Agreed Statement; and
(b)	the only rights and remedies available to it arising out of or in connection with any Agreed Statement shall be solely for breach of contract, in accordance with the provisions of this Agreement (and each Party hereby irrevocably waives any other rights and remedies in relation to any Agreed Statement (including those in tort or arising under the Misrepresentation Act 1967 or any other statute)).
19.1.4	Nothing in this Clause 19.1 shall limit or exclude any liability for fraud.
19.2	Effect of Completion

Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion, and all warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement, shall remain in full force and effect notwithstanding Completion.

19.3	Variation and Waiver
19.3.1	No purported variation of this Agreement shall be effective unless it is in writing, expressly refers to this Agreement, and is duly executed and signed by or on behalf of each of the Parties to this Agreement.
19.3.2	A waiver of any right or remedy under this Agreement or by law shall only be effective if given in writing and signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.
19.3.3	Failure by any Party to exercise, or any delay by any Party in exercising, any right or remedy granted to such Party under this Agreement or by law shall not constitute a waiver by that Party of that or any other right or remedy, nor shall such failure or delay prevent or restrict any further exercise by that Party of that or any other right or remedy.
19.3.4	The single or partial exercise by any Party of any right or remedy granted to such Party under this Agreement or by law shall not prevent or restrict the further exercise by that Party of that or any other right or remedy.
19.3.5	A Party which:
(a)	waives a right or remedy granted to such Party, or releases any other Party from any liability, under this Agreement or by law; or
(b)	takes or fails to take any action against another Party;

does not, and shall not be deemed to, affect its rights in relation to any other Party.

19.4	Counterparts and Creation of Agreement

This Agreement may be executed in any number of counterparts, each of which when duly executed shall constitute an original of this Agreement, but all the counterparts shall together constitute the same agreement. No counterpart shall be effective until each Party has executed at least one counterpart.

19.5	Successors in Title

This Agreement shall be binding on and shall enure for the benefit of the successors in title of each Party.

19.6	Third Party Rights
19.6.1	Save as specified in Clause 19.6.2, a person who is not a Party to this Agreement shall not have any rights under or in connection with it by virtue of the Contracts (Rights of Third Parties) Act 1999. This Clause 19.6.1 shall not operate to prevent any person to whom the benefit of any rights under or arising out of this Agreement have been validly assigned in accordance with Clause 19.7 from enforcing or enjoying the benefit of those rights.
19.6.2	Subject to Clause 19.6.3, where any provision of this Agreement specifically states that any person who is not a Party to this Agreement shall have the right, by virtue of the Contracts (Rights of Third Parties) Act 1999, to enforce any rights under or in connection with a provision of this Agreement, the persons so specified in such provision shall be entitled, subject to the other provisions of this Agreement, to enforce the rights specified to be granted to such persons under the relevant provision.
19.6.3	The ability of the Parties to this Agreement to terminate, amend, vary or waive any of the provisions of this Agreement, to the extent otherwise permitted or provided for in this Agreement or by law, including any provision referred to in Clause 19.6.2, shall not require the consent of any of the persons specified in Clause 19.6.2 or any other person who is not a Party to this Agreement.
19.6.4	The rights specified in Clause 19.6.2 shall not be assignable.
19.7	Assignment, Etc.
19.7.1	Save as specified in Clause 19.7.2, this Agreement is personal to the Parties and no Party shall, without the prior written consent of each other Party:
(a)	assign, transfer, mortgage, charge, declare or establish a trust of or deal in any other manner with this Agreement or any of its rights (or any claims or causes of action arising out of them) and obligations under or arising out of this Agreement (or any document referred to in it), or purport to do any of the same; or
(b)	sub-contract or delegate in any manner any or all of its obligations under this Agreement to any third Party or agent.
19.7.2	Following the period of [***] after the Integration Settlement Date, the Buyer may assign (absolutely or by way of security and in whole or in part), transfer, mortgage, or charge (for the purposes of this Clause 19.7.2, to “assign”) the benefit of any or all of the Seller’s obligations or any benefit arising under or out of this Agreement and/or any other Transaction Documents (for the purposes of this Clause 19.7.2, the “benefit”) to any Buyer Group Company at any time after serving a written notice on the Seller of its intention to exercise its rights under this Clause 19.7.2, such notice to contain the identity of the prospective assignee, transferee, mortgagee or chargee, as the case may be, (for the purposes of this Clause 19.7.2, the “assignee”) and the Buyer’s warranty that such assignee is a Buyer Group Company. The Buyer shall procure that (i) any subsequent assignment of any benefit is undertaken by the assignee in compliance with this Clause 19.7.2 and (ii) prior to any assignee ceasing to be a Buyer Group Company for any reason, such assignee shall assign all benefit enjoyed by it pursuant to this Clause 19.7.2 to another Buyer Group Company. The liability of the Seller to an assignee shall be limited to the liability it would have had to the Buyer had the assignment not occurred.
19.8	Remedies
19.8.1	Safe as specified in Clause 19.8.3, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.
19.8.2	Without prejudice to any other rights or remedies that any Party may have, each Party acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of this Agreement by such Party. Accordingly, each Party agrees and undertakes that each other Party shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement.
19.8.3
(a)	Each Party agrees and undertakes to the other Party that the only rights and remedies available to it arising out of or in connection with this Agreement or its subject matter or any other Transaction Document shall be solely for breach for contract.
(b)	Neither Party shall be entitled to rescind or (except as otherwise expressly provided in this Agreement) terminate this Agreement, for breach of contract, for negligent or innocent misrepresentation or otherwise.
19.9	Severance
19.9.1	If any provision of this Agreement (or any part of any provision) is found by any court or other body of competent jurisdiction to be invalid, illegal or unenforceable to any extent, that provision or part-provision shall:
(a)	be deemed to be modified to the minimum extent necessary so as to render such provision or part-provision valid, legal and enforceable (and, without prejudice to the preceding wording, the Parties agree to negotiate in good faith to amend such provision or part-provision so that, as amended, it is legal, valid and enforceable and, as far as possible, achieves the intended commercial result of the original provision); or
(b)	if it is not possible to modify (and/or the Parties fail to agree an appropriate amendment to) such provision or part-provision as envisaged by Clause 19.9.1, to the relevant extent, be deemed not to form part of this Agreement.
19.9.2	In the circumstances referred to in Clause 19.9, the legality, validity and enforceability of the other provisions of this Agreement (including, in relation to any part-provision, the remaining parts of the relevant provision), and, where relevant, the legality, validity and enforceability of such provision or part-provision under the law of any other jurisdiction, shall not be affected or impaired.
19.10	Notices

19.10.1	A notice or other communication (a “Notice”) given to a Party under or in connection with this Agreement shall be:
(a)	in writing and in English (or accompanied by a properly prepared translation into English);
(b)	sent to such Party at such Party’s Notified Address; and
(c)	sent by a Permitted Method.
19.10.2	“Permitted Method” means any of the methods set out in the first column in the table below. The second column in the table below sets out the date and time on which a Notice given by the relevant Permitted Method shall be deemed to be given (provided the relevant Notice is properly addressed and sent to the Notified Address). For the purposes of this Clause 19.10, “Business Day” shall mean a day on which banks are open for normal banking business at the place of receipt of the relevant notice.
Permitted Method	Date on which Notice deemed given
Personal delivery	When left at the Notified Address
Pre-paid signed for post or special delivery (or airmail, if the destination is outside of the country of origin).	9:00 a.m. on the [***] after posting
Commercial courier	Time and date of signature of the courier’s receipt at the Notified Address
E-mail	Subject to subsequent satisfaction of the requirements of Clause 19.10.9, on receipt of an automated delivery receipt or confirmation of receipt from the relevant server
19.10.3	In the event that, under the provisions of Clause 19.10.2, a Notice would be deemed to have been received at a time other than during normal business hours in the place of receipt (normal business hours being deemed for these purposes to be between 9:00 a.m. and 5:00 p.m. (local time) on a Business Day in the place of receipt), such Notice shall instead be deemed to have been received when business hours next start in the place of receipt.
19.10.4	A Notice shall be deemed to have been sent to the “Notified Address” of a Party if it is sent for the attention of the person, and to the address or email address, specified in Clause 19.10.5 (subject to any subsequent changes notified and effected in accordance with Clause 19.10.6).
19.10.5	The initial Notified Address of each of the Parties is as set out below:

Name of Party	Address	Email	Telephone number	Marked for the attention of:
FASTEN CY LIMITED	Afentrikas 3, Office 302, 6018, Larnaca, Cyprus	[***]	[***]	[***]
MLU B.V	Schiphol Boulevard 165, 1118 BG Schiphol, the Netherlands Copy to: Timothy Corbett Morgan, Lewis & Bockius UK LLP Condor House, 5-10 St. Paul’s Churchyard London EC4M 8AL United Kingdom	[***]	[***]	[***]

19.10.6	If any Party wishes to make any change to its Notified Address, such Party shall inform each other Party of its new Notified Address by notice delivered in accordance with this Clause 19.10. For the purposes of this Agreement, the Notified Address of the notifying Party shall be deemed, in relation to any other Party, to have changed in accordance with such notice at the end of [***] following the day of receipt by such Party of such notice (or, if later, such date as shall be specified in the notice).
19.10.7	To prove service of any Notice, it shall be sufficient to prove that:
(a)	if sent by pre-paid signed for post, special delivery, airmail or commercial courier, a receipt was obtained for delivery at the Notified Address; or
(b)	if sent by e-mail, the e-mail containing the Notice was properly addressed to the relevant party’s Notified Address and sent.
19.10.8	The provisions of this Clause 19.10 shall not apply to the service of any proceedings or other documents in any legal action.
19.10.9	In the event that the Permitted Method of delivery of a Notice is by way of e-mail to the Notified Address, the party giving such Notice shall, no later than the next Business Day after dispatch of the relevant e-mail, dispatch a copy of such Notice to the Notice recipient to which such Notice is addressed by either personal delivery or commercial courier, or, if being sent to a Notified Address, by pre-paid signed for post, special delivery or airmail.
19.11	Costs and Expenses

Save as otherwise set out in this Agreement or any document referred to in it, each Party shall pay its own costs and expenses arising in connection with the negotiation, preparation, execution, registration and performance of this Agreement (and any documents referred to in it).

19.12	Consequences of Termination
19.12.1	Except as provided in this Clause 19.12, no Party shall have any further obligation to any other Party or other person under this Agreement following its termination.
19.12.2	The following provisions shall survive termination of this Agreement and continue in full force and effect:
(a)	Clauses 1 (Definitions and Interpretations), 15 (Announcements), 16 (Confidentiality), 18 (Governing Law and Dispute resolution) and 19 (Miscellaneous) (the “Surviving Provisions”).
19.12.3	Termination of this Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued or become due prior to termination, including as a result of any breach of the Agreement which occurred or existed prior to termination.

[***].

SCHEDULE 1
INFORMATION ABOUT THE SELLER AND THE GROUP

SCHEDULE 2
COMPLETION STATEMENT PRINCIPLES

SCHEDULE 3
FORM OF THE DRAFT COMPLETION STATEMENT

SCHEDULE 4
EMPLOYEE MATTERS

SCHEDULE 5
TAX INDEMNITY

SCHEDULE 6
COMPLETION ARRANGEMENTS

SCHEDULE 7
SELLER WARRANTIES

SCHEDULE 8
BUYER WARRANTIES

SCHEDULE 9
THE PROPERTIES

SCHEDULE 10
THE INTELLECTUAL PROPERTY RIGHTS

SCHEDULE 11
POST-COMPLETION INTEGRATION

SCHEDULE 12
GROUP TELEPHONE NUMBERS

SCHEDULE 13
COUNTRIES LIST

IN WITNESS of which this Agreement has been executed on the date written at the start of this Agreement.

EXECUTED by
for and on behalf of FASTEN CY LIMITED	)
by Michail Louca	)
Managing Director	)
/s/ Michail Louca

Signature Page 1 – SPA

EXECUTED by
for and on behalf of MLU B.V.	)
by Philipp Lebedev,	)
Managing Director B	)
/s/ Philipp Lebedev

Signature Page 2 – SPA